Exhibit 10.1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

RBH – TRB NEWARK HOLDINGS LLC

As of June 3, 2009

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT is made as of the 3rd day of June, 2009, by and among TRB Newark Assemblage LLC, a New York limited liability company having an office at 60 Cutter Mill Road, Suite 303, Great Neck, New York  11021 (“TRB”), TRB Newark TRS LLC, a Delaware limited liability company having an office at 60 Cutter Mill Road, Suite 303, Great Neck, New York  11021 (“TRB REIT” and together with TRB, the “TRB Members”), RBH Capital LLC, a Delaware limited liability company having an office at 16 West 36th Street, Suite 801, New York, New York  10018 (“RBH Capital”) and RBH Partners, LLC, a Delaware limited liability company having an office at 16 West 36th Street, Suite 801, New York, New York  10018 (“RBH Partners” and together with RBH Capital, the “RBH Members”).  TRB, TRB REIT, RBH Capital and RBH Partners are sometimes individually referred to herein as a “Member” and collectively as the “Members”).

WITNESSETH:

WHEREAS, the TRB Members formed a limited liability company pursuant to the LLC Law by filing Articles of Organization with the Secretary of State of the State of New York on or about May 21, 2009; and

WHEREAS, the TRB Members entered into that certain Limited Liability Company Operating Agreement dated as of May 21, 2009 (the “Original Agreement”).

WHEREAS, the TRB Members caused the “BRT Junior Mortgages” (as described on Exhibit C) to be contributed to the capital of the Company and thereafter, direct or indirect subsidiaries of the Company acquired fee title to the Surrendered Properties (as defined below) in lieu of foreclosure, subject to the “BRT Existing Senior Mortgages”;

WHEREAS, the RBH Members wish to cause additional parcels of real property to be contributed to direct or indirect subsidiaries of the Company in exchange for the issuance of Interests in the Company as more particularly described in this Agreement;

WHEREAS, the Members desire to amend and restate in their entirety the terms of the Original Agreement in order to evidence: (i) the admission of the RBH Members as Members of the Company; (ii) the respective rights and obligations of the Members from and after the admission of the RBH Members, and (iii) certain other modifications and agreements.

WHEREAS, the Members desire to replace the BRT Existing Senior Mortgages with the BRT Senior Mortgage (hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties hereto do hereby agree that the Original Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

CERTAIN DEFINED TERMS

As used herein, the following terms shall have the following meanings.

“Additional Advance” shall mean the cash amounts funded by the Members upon the execution of this Agreement pursuant to Sections 3.1A(ii) and 3.1B(ii) and any additional amounts funded pursuant to Sections 3.5, 3.6(a) and 3.7 hereof, as the same may be adjusted pursuant to Section 3.6(b) hereof.

“Additional Properties” shall mean those four real properties located in Newark, New Jersey and more particularly described on Exhibit A-2 attached hereto and the buildings and other improvements and the personal property attached or appurtenant thereto or used in connection therewith together with all incidents of ownership attendant or appurtenant thereto, and the proceeds of any of the foregoing, which the RBH Members are causing to be transferred to the Property Owners on account of their Common Capital Contributions (hereinafter defined) to the Company.

“Adjusted Common Capital Account balance” means as to any Member, such Member’s positive or negative Common Capital Account balance determined by subtracting therefrom such Member’s unrecouped Additional Advances and unpaid Priority Return.

“Affiliate” means, as to a Person, (i) any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person or a Family Member of such other Person, or (ii) any other Person who is a Family Member of such Person or of a Person having a direct or indirect ownership interest in such Person (except that a direct or indirect ownership interest in a Person that is a publicly traded company shall not, for the purposes hereof, be considered a direct or indirect ownership interest in such publicly traded company unless such direct or indirect ownership interest constitutes more than a 10% beneficial ownership interest in such publicly traded company), (iii) a legal representative or trustee of such Person (other than a legal representative or trustee appointed by a court of competent jurisdiction by reason of the death, insanity, incompetency, bankruptcy, insolvency, dissolution, or termination and liquidation of such Person, or by reason of the making by such Person of an assignment for the benefit of creditors) or (iv) any other Person owning or controlling more than 50% of the voting interests in such Person.

“Agreement” shall mean this Amended and Restated Limited Liability Company Operating Agreement, as originally executed and as amended, modified and/or restated from time to time, as the context requires.  Words such as “herein”, “hereinafter”, “hereof”, “hereto”, “hereby”, “hereunder”, when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

“Approved Budget” shall have the meaning ascribed to it in Section 5.1(b) hereof.

“Bankruptcy” shall mean, with reference to any Person:

(1)           the entry of an order for relief (or similar court order) against such Person which authorizes a case brought under Chapter 7, 11, or 13 of Title 11 of the United States Bankruptcy Code to proceed;

(2)           the commencement of a Federal, state or foreign bankruptcy, insolvency, reorganization, arrangement or liquidation proceeding by such Person;

(3)           the commencement of a Federal, state or foreign bankruptcy, insolvency, reorganization, arrangement or liquidation proceeding against such Person if such proceeding is not dismissed within sixty (60) days after the commencement thereof;

(4)           the entry of a court decree or court order which remains unstayed and in effect for a period of sixty (60) consecutive days:

(i) adjudging such Person insolvent under any Federal, state or foreign law relating to bankruptcy, insolvency, reorganization, arrangement, liquidation, receivership or the like;

(ii) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or in respect of, such Person or his property under any Federal, state or foreign law relating to insolvency, reorganization, arrangement, liquidation, receivership or the like;

(iii) appointing a receiver, liquidator, assignee, trustee, conservator, or sequesterer (or other similar official) of such Person, or of all, or of a substantial part, of such Person’s property; or

(iv) ordering the winding up, dissolution or liquidation of the affairs of such Person;

(v)       the written consent by such Person to the institution against him of any proceeding of the type described in Subsection (1), (2), (3) or (4) above;

(vi)      the written consent by such Person to the appointment of a receiver, liquidator, assignee, trustee, conservator or sequester (or other similar official) of such Person, or of all, or of a substantial part, of his or its properties;

(vii)     the making by such Person of an assignment for the benefit of creditors;

(viii)    the admission in writing by such Person of his or its inability to pay his or its debts generally as they come due; or

(ix)       the taking of any corporate or other action by such Person in furtherance of any of the foregoing.

“Bankruptcy Code” shall mean Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. § 101 et seq., as the same may be amended.

“BRT Senior Mortgage” shall mean the mortgage in the original principal amount of $27,000,000 made in favor of BRT, as mortgagee, which encumbers the Surrendered Properties and those certain Additional Properties at 37-39 William Street, 41 William Street, 237 Halsey Street, 239-241 Halsey Street, 229-235 Halsey Street, 296-304 Washington Street, 16 Maiden Lane, 14 Maiden Lane and 18-22 Maiden Lane, which is replacing the BRT Existing Senior Mortgages.

“Budget Year” shall have the meaning ascribed to it in Section 5.1(b).

“Capital Contribution” of a Member shall mean the amount initially contributed by such Member to the Company pursuant to Sections 3.1 and 3.2 hereof and any Additional Advance made by such Member after the date hereof.

“Cash Flow” means all cash receipts of the Company received during any period (including Sale Proceeds and Refinancing Proceeds), from whatever source derived, less the amount of all of the Company’s expenses paid during such period, including, without limitation, capital contributions made by the Company to any of its subsidiaries, debt service payments and the amount of any cash set aside for working capital, property replacement reserves or expenditures pursuant to an Approved Budget and such other expenditures that may be permitted pursuant to this Agreement.

“Cash Flow Percentages” shall have the meaning ascribed to it in Section 8.1(a).

“Code” shall mean the United States Internal Revenue Code of 1986, as the same may be amended, the regulations promulgated thereunder (“Treasury Regulations”), and any corresponding provisions of subsequent law.

“Common Capital Contributions” shall mean the amounts contributed by the Members pursuant to Sections 3.1A(i) and 3.1B(i).

“Company” shall mean the company as originally formed by the TRB members, as said company may from time to time be constituted.

“Environmental Reports” shall mean the reports set forth on Exhibit E annexed hereto.

“Family Member” means, as to any Person who is a natural person, such Person’s spouse, sibling, lineal descendant or forebear, or a trust for the benefit of such Person or such Person’s spouse, sibling, lineal descendant or forebear (including a trust that includes as a beneficiary the spouse of any such lineal descendant or forebear). A Person’s “lineal descendant or forebear” shall include the adoptive parent and the adopted child of any such Person or of any of such Person’s lineal descendants or forebears.

“Interest” shall have the meaning ascribed to it in Section 7.1 hereof.

“Lease” means any oral or written lease, sublease, license or any other occupancy arrangement, possessory licensed or other agreement or arrangement demising or otherwise granting possessory rights, to any party or all or any part of the Property, the 909 Assemblage or the Washington-William Street Property.

“LLC Law” shall mean the New York Limited Liability Company Law.

“Loss of Income” means a reduction of rental income (for any reason, including, but not limited to, the expiration of any Lease or other agreement) payable with respect to one or more particular parcels of real property that constitute the Property and are covered by a particular mortgage, if such reduction would result in such parcels or parcels having rental income of less than 50% of the rental income that was payable pursuant to the Leases or other agreements for such parcel or parcels immediately prior to such reduction.

“Manager” shall mean the Person then appointed as Manager of the Company in accordance with the terms of this Agreement.  The initial Manager as of the date of this Agreement shall be RBH Capital.  The Manager may, but shall not be required to, be a Member of the Company.

“Member” shall mean any Person who is a member (including a Substituted Member) of the Company at the time of reference thereto.  Members shall refer to all Members at the time of reference thereto.

“Notice” shall have the meaning ascribed to it in Section 13.2 hereof.

“Percentage Interest” shall mean the percentages in the Company for each Member set forth on Exhibit B attached hereto, as amended and/or adjusted pursuant to the terms of this Agreement.

“Person” shall mean any individual and any partnership, company, corporation, joint venture, trust, business trust, cooperative, association, limited liability company and other entity and the heirs, executors, administrators, successors and assigns thereof.

“Preferred Return” shall mean a return calculated monthly accruing on the average daily balance of the Unrecouped TRB Preferred Capital Contributions at 10% per annum, compounded monthly.

“Priority Return” shall have the meaning ascribed to it in Section 8.1(a)4.

“Property” shall mean the Surrendered Properties and the Additional Properties and, upon acquisition by the Company, the 909 Assemblage and/or the Washington-William Street Property.

“Refinancing” shall mean the replacement, increase, consolidation, modification or extension of any mortgages on the Property or any portion thereof or if no mortgages exist then the placement of a mortgage on the Property or any portion thereof.

“Refinancing Proceeds” shall mean the proceeds derived from a Refinancing, less the expenses incurred in connection with the receipt or collection thereof and the amount thereof applied in reduction of any Company liabilities.

“Removal Event” shall have the meaning ascribed to it in Section 5.9(b).

“Required Approval” shall mean the approval of Members holding Percentage Interests greater than 50.1%.

“Sale” shall mean a sale, condemnation, voluntary or involuntary conversion, insured casualty or other disposition of the Property or any portion thereof.

“Sale Proceeds” shall mean the net proceeds derived from any Sale less (i) the expenses incurred in connection with the receipt or collection thereof, (ii) in the case of a condemnation, voluntary or involuntary conversion or insured casualty, such portion thereof as is required to repair, restore or replace the Property or any portion thereof and (iii) all amounts thereof applied in reduction of Company liabilities.

“Substituted Member” shall mean any Person admitted to the Company as a Member pursuant to the provisions of Section 7.7 hereof.

“Surrendered Properties” shall mean those 19 real properties located in Newark, New Jersey and more particularly described on Exhibit A-1 attached hereto and the buildings and other improvements and the personal property attached or appurtenant thereto or used in connection therewith together with all incidents of ownership attendant or appurtenant thereto, and the proceeds of any of the foregoing, which were surrendered to the Property Owners in lieu of foreclosure.

“Transfer” shall have the meaning ascribed to it in Section 7.1 hereof.

“Unrecouped TRB Preferred Capital Contributions” means the TRB Members’ Preferred Capital Contributions made pursuant to Section 3.2 decreased by the distributions made pursuant to Sections 8.1(a)(3), 8.1(b)(3), 8.1(c)(3) and 8.1(d)(3).

“Washington-William Contract” shall mean those certain rights granted with respect to the Washington-William Street Property (hereinafter defined) to WKA Development, Inc. (“WKA”), pursuant to that certain Resolution of the City of Newark, New Jersey, No. 7R3-B(S3), adopted on October 21, 2008, as such rights were assigned by WKA to RBH Group Partners XXVII, L.P. (“RBH XXVII”“), pursuant to that certain Assumption and Assignment Agreement, dated October 28, 2008, between WKA and RBH XXVII, as amended by amendment last dated as of April 6, 2009. Simultaneously with the execution of this Agreement, the Company will own, directly or indirectly, 100% of the beneficial ownership interests in RBH XXVII.

“Washington-William Street Property” shall mean the properties set forth on Exhibit A-3.

“909 Assemblage” shall mean the properties owned by RBH Group Partners XI, L.P., set forth on Exhibit A-4.

“909 Contract” shall mean that certain Contract dated as of the date hereof between RBH XI (defined below) and the Company.

ARTICLE II

FORMATION

2.1           Formation of Company.

The TRB Members have heretofore formed a New York limited liability company under and pursuant to the LLC Law by filing Articles of Organization with the New York Secretary of State.

2.2           Name and Principal Place of Business.

The Company shall conduct its business and promote its purposes under the firm name of RBH–TRB Newark Holdings LLC.  The Company’s principal office for the transaction of business shall be at 16 West 36th Street, Suite 801, New York, New York  10018 or such other address in the New York metropolitan area designated by the Manager upon not less than thirty (30) days notice to the Members.

2.3           Purposes.

Except as otherwise expressly provided herein, the purposes of the Company shall be to acquire, own, operate, develop, manage, lease and otherwise deal with the Property, directly or through one or more direct or indirect subsidiaries and to conduct such other business activities and operations as are consistent with and reasonably related to the foregoing purposes and, in connection therewith, to borrow money necessary or appropriate for the Company’s business, to pledge, mortgage or otherwise encumber all or any part of the Property or any interest therein and any other assets of the Company (including without limitation interests in any direct or indirect subsidiary) and to sell, lease, exchange or otherwise dispose of all or any part of the Property, the interests in any direct or indirect subsidiary or any interest in the Property and any other assets of the Company for cash, stock, securities, evidences of indebtedness and other assets, or any combination thereof, upon such terms and conditions as the Manager from time to time may determine, subject to the terms of this Agreement.  In furtherance of such purposes, the Company shall have all powers necessary, suitable or convenient for the accomplishment thereof or incidental thereto.

2.4           Term.

The term of the Company began as of the date of the filing of the Articles of Organization with the Secretary of State of the State of New York and shall continue and extend until such date as the Company shall be dissolved and terminated pursuant to the laws of the State of New York or Article XI hereof.

2.5           Minimum Number of Members.

At no time shall there be fewer than one Member.

2.6           Title to the Property.

Title to each Property owned by or leased to the Company shall be held in the name of the Company or in a direct or indirect subsidiary of the Company formed specifically for the purpose of holding title to a Property (each, a “Property Owner”).

ARTICLE III

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; INTEREST

3.1           Capital Contributions.

A.           (i)  Simultaneously herewith, RBH Partners will cause to be contributed to the Property Owners the Additional Properties. Immediately following such contribution, the Additional Properties located at 300 Washington Street and 229 Halsey Street shall be encumbered by the BRT Senior Mortgage.  The Members agree to credit the RBH Members (pro rata in accordance with their Percentage Interests) with having made a total initial Common Capital Contribution of $3,909,068 and which is intended to be equal to 49.9% of the total initial common capital of the Company (excluding the TRB Members’ Preferred Capital Contributions as hereafter defined).

(ii)  In addition, RBH Partners shall, upon execution of this Agreement, make an Additional Advance of $3,152,498.68 which is intended to be 49.9% of the closing costs for the formation of the Company along with 49.9% of the amount necessary to establish an original working capital reserve and an original interest reserve, all as indicated on the Approved Budget attached hereto as Exhibit D.

B.            (i)  The TRB Members have heretofore contributed the BRT Junior Mortgages to the Property Owners, having as of the date of such contribution an outstanding balance of principal and accrued interest in the amount of $12,006,341, of which $3,924,736 thereof shall be deemed made on account of the initial Common Capital Contribution of the TRB Members.

(ii)  In addition, the TRB Members (pro-rata in accordance with their respective Percentage Interests) shall, upon execution of this Agreement, make an aggregate Additional Advance of $3,165,133.94 (to the extent not heretofore made) which is intended to be 50.1% of the closing costs for the formation of the Company along with 50.1% of the amount necessary to establish an original working capital reserve and an original interest reserve, all as indicated on the Approved Budget attached hereto as Exhibit D.

3.2	TRB Members’ Preferred Capital Contributions.

(a)           On execution of the Original Agreement, BRT Realty Trust, an Affiliate of the TRB Members (“BRT”), contributed the BRT Junior Mortgages to the Property Owners on behalf of the TRB Members as their initial capital contribution to the Company.  In consideration for the TRB Members causing BRT to contribute to the Property Owners a portion of the BRT Junior Mortgages representing an aggregate of $6,887,371 outstanding, the Members agree that the TRB Members (pro-rata in accordance with their respective Percentage Interests) will be deemed to have contributed to the Company the aforesaid sum of $6,887,371 (the “TRB Members’ Preferred Capital Contributions”) in exchange for a preferred membership interest in the Company having a deemed preference in the amount of $6,887,371.  The TRB Members’ preferred capital account shall be credited with the aforesaid aggregate amount of $6,887,371 (pro-rata in accordance with their respective Percentage Interests) and shall sometimes be referred to herein as the “TRB Members’ Preferred Capital Accounts”).

(b)           If and to the extent the 909 Assemblage is 100% owned directly or indirectly by the Company, the TRB Members’ Preferred Capital Contributions shall be reduced (pro-rata in accordance with the TRB Members’ respective Percentage Interests) by the amount of any discount on the pay-off of the Current Debt (as defined in Section 5.4(d) hereof) that the owners of the 909 Assemblage may realize, if any, if such discount is received and the 909 Assemblage is so transferred to the Company (directly or indirectly) on or before the first anniversary of the date of this Agreement, free and clear of all liens and encumbrances other than the refinanced debt described in the Approved Transaction Memo (as defined in Section 5.4(d) hereof) and those other liens and encumbrances set forth on the exhibit attached to the Approved Transaction Memo; and upon such reduction the Preferred Capital Account balances of the TRB Members shall be decreased, pro rata, to equal their Unrecouped TRB Preferred Capital Contributions as of such date and the Common Capital Account balances of the TRB Members shall be increased, pro rata, by the amount of such reduction.

3.3           Capital Accounts.

A separate common capital account (each a “Common Capital Account”) shall be maintained for each Member.  The aggregate amount of each Member’s Common Capital Account shall be the amount of such Member’s initial Common Capital Contribution made pursuant to Section 3.1 increased by such Member’s share of Company profits pursuant to Article IX hereof (other than profits allocated with respect to a Member’s Preferred Capital Account) and not distributed to such Member, by any increase thereto by reason of Section 3.2(b) and by any Additional Advances, and decreased by distributions made to such Member by the Company pursuant to Section 8.1 (other than Sections 8.1(a)(2) and (3), 8.1(b)(2) and (3), 8.1(c)(2) and (3), and 8.1(d)(2) and (3)), by such Member’s share of Company losses pursuant to Article IX hereof (other than losses allocated to a Member’s Preferred Capital Account balance).  Additionally, each of the TRB Members shall have a separate capital account (each a “Preferred Capital Account”; the Common Capital Accounts and the Preferred Capital Accounts, the “Capital Accounts” and each a “Capital Account”) in the amount of such TRB Preferred Capital Contributions made pursuant to Section 3.2(a), decreased (but not below zero) by the sum of (i) any reduction in such Member’s TRB Members’ Preferred Capital Contributions made pursuant to Section 3.2(b), (ii) any loss recognized by such Member upon acquisition of the Surrendered Properties, (iii) any losses allocated to such Member pursuant to Article IX with respect to such Member’s Preferred Capital Account balance, and (iv) any distributions made to such Member pursuant to Sections 8.1(a)(2) and (3), 8.1(b)(2) and (3), 8.1(c)(2) and (3), and 8.1(d)(2) and (3), and increased by any profits allocated to such Member pursuant to Article IX with respect to such Member’s Preferred Capital Account balance.  Except as otherwise expressly provided herein, no Member shall be permitted to make any withdrawals from such Member’s Capital Account.  Capital Accounts shall be maintained in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

Effective as of the close of business on the date immediately preceding the date on which the RBH Members have contributed the Additional Properties to the Company and have been admitted as Members of the Company, the books of the Company shall be closed and any profits shall be allocated to the Common Capital Account balances of the TRB Members and any losses shall be allocated first to the Common Capital Account balances of the TRB Members until reduced to zero and then to the Preferred Capital Account balances. Effective as of the date on which the RBH Members have contributed the Additional Properties to the Company and have been admitted as Members of the Company, the Preferred Capital Account balance of the TRB Members shall, if necessary, be booked-up to an amount equal to the TRB Preferred Capital Contribution (subject to reduction as provided in Section 3.2(b) and the Common Capital Account balance of the TRB Member’s shall be booked-up or booked-down to the Common Capital Contribution of the TRB Members and any such book-up or book-down, shall be deemed built-in Section 704(c) gain or loss, as the case may be, with respect to the Surrendered Properties.

3.4           Interest and Right to Property.

Except as expressly set forth herein, no interest or preferred return shall be paid on the Capital Contribution of any Member, nor shall any Member have the right to demand and receive property, other than cash, in return for such Member’s Capital Contribution.

3.5           Additional Advances.

Subject to receipt of the Required Approval from the Members, the Manager shall be permitted, if the Manager shall determine in its reasonable opinion that it is necessary or advisable that the Company have additional funds, to request of the TRB Members on the one hand (acting jointly in proportion to their respective Percentage Interests in all cases for purposes of this Section 3.5 and Section 3.6(a) below) and RBH Partners, on the other hand, that they contribute to the Company such additional funds pursuant to a written notice to the TRB Members and RBH Partners (the “Additional Advance Notice”) specifying the aggregate amount of the requested Additional Advance, each Member’s pro-rata amount of such Additional Advance based on its relative Percentage Interest and the date such advance must be contributed, which, except as otherwise provided herein, shall be not less than ten (10) days after the Additional Advance Notice is given.  By sending an Additional Advance Notice to the other Members, any Member may, without having obtained Required Approval, require an Additional Advance (i) to cure or prevent defaults under the BRT Senior Mortgage and the current mortgages secured by 67 Market Street and 69 Market Street (including, without limitation, to cover the principal balance due thereunder if such mortgage(s) shall have matured or shall be maturing within next 30 days or if same shall have been accelerated upon a default by the Company), (ii) in the event of an emergency repair to the Property (to prevent imminent harm to humans or to property belonging to third parties or required to avoid fines or criminal sanctions), (iii) to the extent such Additional Advance is to be made pursuant to Section 3.7(a), or (iv) to obtain the funds necessary to exercise the right to extend the five-year term of the BRT Senior Mortgage for an additional two years as set forth in the loan documents executed in connection BRT Senior Mortgage.  Except for Additional Advances required pursuant to an Additional Advance Notice sent pursuant to the preceding sentence, all Additional Advances shall necessitate that Required Approval be obtained.  Such additional funds actually received by the Company shall be referred to herein as the “Additional Advances” and individually as an “Additional Advance.”

3.6           Failure to Contribute Additional Advances.

(a)           If any Member fails to contribute its full share of any Additional Advance called for pursuant to the provisions of this Agreement within ten (10) days of the date on which payment of the Additional Advance was required to be made (the “Non-Contributing Member,” and the amount of cash that such Non-Contributing Member failed to timely contribute being herein referred to as its “Deficit Amount”), the Manager or any Contributing Member (as hereinafter defined) shall give a notice of such failure to the other Members. For a period of fifteen (15) days following the giving of such notice, or with respect to a notice of the failure of a Member to make an Additional Advance required to be made pursuant to Section 3.7(a), for a fifteen (15)-day period commencing on the February 1 next succeeding the November date on which such Additional Advance was due, the Members who have contributed their own full share of such Additional Advance (the “Contributing Members”) shall have the right (but not the obligation) to advance directly to the Company all or any portion of the Deficit Amount of all Non-Contributing Members as such Contributing Member shall determine (except that if there is more than one Contributing Member, such Contributing Member may contribute more than its pro-rata share of the Deficit Amount (based on the Percentage Interests of the Contributing Members), but only to the extent, if any, that any other Contributing Members contribute less than their pro-rata shares).  The portion (or all) of the Deficit Amount advanced by each Contributing Member shall be deemed to be an Additional Advance made by such Contributing Member and added to such Contributing Member’s Capital Account.

(b)           In addition, and notwithstanding whether any Contributing Member makes any Additional Advance on behalf of a Non-Contributing Member, the Percentage Interest of each Non-Contributing Member shall be decreased by the number of percentage points equal to the percentile equivalent of a fraction, the numerator of which shall be an amount equal to two hundred percent (200%) of such Non-Contributing Member’s Deficit Amount and the denominator of which shall be an amount equal to the total sum of the Capital Contributions, including all Additional Advances and deemed Additional Advances, made by all Members through the end of the fifteen (15)-day period described above but excluding the TRB Members’ Preferred Capital Contributions.  In each such case the Percentage Interest of each Member other than the Non-Contributing Members shall be increased by the percentage obtained by multiplying the percentage by which such Non-Contributing Member’s Percentage Interest was decreased pursuant to the preceding sentence by a fraction, the numerator of which shall be an amount equal to the total sum of the Capital Contributions, including all Additional Advances and deemed Additional Advances, made by such Contributing Member through the end of the fifteen (15)-day period described above and the denominator of which shall be shall be an amount equal to the total sum of the Capital Contributions, including all Additional Advances and deemed Additional Advances, made by all Contributing Members through the end of the fifteen (15)-day period described above, but in both cases excluding the TRB Members’ Preferred Capital Contributions.  Corresponding adjustments shall be made to the Cash Flow Percentages in accordance with the definition of Cash Flow Percentages set forth in Section 8.1.  In addition, the amount of the Additional Advances (the aggregate returned and unreturned Additional Advances made prior to the current Additional Advance with respect to which a Member became a Non-Contributing Member), Common Capital Contributions (the aggregate returned and unreturned Common Capital Contributions made prior to the current Additional Advance with respect to which a Member became a Non-Contributing Member) and the unpaid Priority Return on the Additional Advances made prior to the current Additional Advance with respect to which a Member become a Non-Contributing Member, shall be adjusted so that the new Percentage Interests equate to the respective interests of the Members in such items; provided that the TRB Members’ Preferred Capital Accounts shall not be affected thereby.  In the event there shall be multiple adjustments to Percentage Interests, the reductions to a Non-Contributing Member’s items after an initial reduction in such items shall take into account only the remaining items of such Non-Contributing Member. By way of illustrative example only:

Assume that (i) the TRB Members and RBH Partners are the only Members having a Percentage Interest, (ii) the Percentage Interests of the TRB Members (in the aggregate) and RBH Partners are 50% and 50% respectively, (ii) a $2,000,000 Additional Advance is required of the Members, (iii) the TRB Members contribute their $1,000,000 proportionate share of such Additional Advance, (iv) RBH Partners fails to contribute its $1,000,000 proportionate share of such Additional Advance and (v) the TRB Members fund the $1,000,000 on account of RBH Partners’ failure to fund its proportionate share of such Additional Advance). Assume further that RBH Partners and the TRB Members have previously each contributed Additional Advances in the amount of $1,000,000, the accrued and unpaid Priority Return thereon with respect to each of RBH Partners and the TRB Members is $100,000 and that the Common Capital Contributions of the TRB Members (exclusive of contributions to the TRB Members’ Preferred Capital Accounts) and RBH Partners are $4,000,000 and $4,000,000, respectively.  In such event, in addition to the TRB Members’ rights to receive a priority distribution of its Additional Advance (exclusive of its Preferred Capital Contributions) plus the Priority Return on the Additional Advance as hereinafter set forth:

(a)           The Percentage Interests of the TRB Members and RBH Partners shall be revised to 33.33% to RBH Partners and 66.67% in the aggregate to the TRB Members (i.e., the reduction formula is 200% x 1,000,000 Deficit Amount) /  ($8,000,000 [Prior Common Capital Contributions] + $2,000,000 [prior Additional Advances] + $2,000,000 [current Additional Advances]) = 16.67%; 50% - 16.67% = 33.33%. In addition, the Cash Flow Percentages shall be adjusted in accordance with the definition of Cash Flow Percentages set forth in Section 8.1.

(b)           RBH Partners’ aggregate Common Capital Contributions (both returned [for purposes of calculating future adjustments to Percentage Interests] and unreturned [for calculating distributions under Section 8.1]) are reduced by $666,800 [$4,000,000 x 16.67%] and the TRB Members’ aggregate and unreturned Common Capital Contributions are correspondingly increased for such purposes, respectively.

(c)           RBH Partners’ aggregate Additional Advances (both returned [for purposes of calculating future adjustments to Percentage Interests] and unreturned [for calculating distributions under Section 8.1, including the Priority Return]) are reduced by $166,700 [$1,000,000 x 16.67%] and the TRB Members’ aggregate and unreturned Additional Advances are correspondingly increased for such purposes, respectively.

(d)           RBH Partners’ unpaid Priority Return is reduced by $16,670 [$100,000 x 16.67%] and the TRB Members’ unpaid Priority Return  is correspondingly increased.

3.7           Mandatory Capital Calls.

(a)           No later than six (6) months prior to the start of each Budget Year (i.e. December 1), the Members shall make Additional Advances (pro-rata in accordance with their respective Percentage Interests) equal to the budgeted shortfall for the following Budget Year, or if no budget has been approved for such following year, the Members shall on December 1 prior to the next Budget Year make Additional Advances (pro-rata in accordance with their respective Percentage Interests) equal to the budgeted shortfall for the then current Budget Year, adjusted as set forth in Section 5.1(b) hereof.

(b)           The Additional Advances set forth in the second sentence of Section 3.5 shall be required to be made by the Members (pro-rata in accordance with their Percentage Interests) within ten (10) days of notice from the Member(s) requesting such Additional Advances.

3.8           Restoration of Negative Capital Accounts.

In the event of a liquidation of the Company, no Member with a negative balance in its Capital Account shall be required to pay over to the Company such amount as may be necessary to increase such Capital Account to zero.

ARTICLE IV

FUTURE ACQUISITIONS

4.1           Future Acquisitions.

If (a) after the date hereof and until earlier of (i) the fifth anniversary of the date of this Agreement (or the seventh anniversary of the of the date of this Agreement, if the maturity date of the BRT Senior Mortgage has been extended pursuant to the terms thereof) or (ii) the date upon which RBH Capital is removed as Manager pursuant to Section 5.9(a) hereof (the “Expiration Date”), any Member or its Affiliate shall from time to time determine to acquire an interest in any real estate located in “Downtown Newark” (as determined by the Downtown Newark District in New Jersey) but not located within the Project Area (as hereinafter defined) (a “Future Outside Acquisition”), or (b) at any time after the date hereof, any Member or its Affiliate shall from time to time determine to acquire an interest in any real estate located in the Project Area (a “Future Project Acquisition”); then in any such event, such Member, i.e., the Member who intends or whose Affiliate intends to make the acquisition (the “Offering Member”) shall give notice (each, an “Acquisition Notice”) to each of the other Members, and such Acquisition Notice shall include a short description of the interest in the real estate to be acquired and copies of the proposed investment documents to be executed by the other Member if such other Member elects to acquire an interest in the Future Outside Acquisition or Future Project Area Acquisition, as the case may be.  The Offering Member shall provide to any other Member such further information regarding the Future Outside Acquisition or Future Project Area Acquisition as such other Member may reasonably request.  If all of the Members shall acquire 100% of the ownership interests in any Future Project Acquisition in accordance with the provisions of this Section 4.1, the terms of the ownership, operation and management of the Future Project Acquisition shall be substantially similar to those contained in this Agreement, except for those terms relating to the BRT Senior Mortgage, the TRB Members’ Preferred Equity Contributions, Preferred Capital Accounts and Preferred Return, the rights of the TRB Members to remove the Manager other than for a Removal Event (unless either of the TRB Members is the Offering Member), the payment of Fees (it being agreed, however, that a commercially reasonable property management fee may be paid to an Affiliate of the Manager), and such other terms as contextually inappropriate or inapplicable to the Future Project acquisition. Within ten (10) business days of receipt of an Acquisition Notice (time being of the essence), such other Member shall have the right to elect to acquire an interest in the Future Outside Acquisition or Future Project Area Acquisition equal to its Percentage Interest, by giving written notice of such election to the Offering Member. Such other Member, if it elects to acquire the Future Outside Acquisition or Future Project Area Acquisition, shall provide the funds necessary to effectuate the acquisition of such interest in the Future Outside Acquisition or Future Project Area Acquisition at the same time as the balance of the funds necessary to effectuate the transaction are required, but in no event less than five (5) business days after receipt of a notice (each, a “Funds Notice”) from the Offering Member demanding payment of such funds, stating the date upon which such funds must be paid and wiring instructions with respect thereto, and confirming that all of the other Persons acquiring interests in the Future Outside Acquisition or Future Project Area Acquisition have either funded or are being required to simultaneously fund their proportionate share.  At the same time as it delivers such funds, such other Member shall also deliver to the Offering Member such duly executed documentation reasonably required by the Offering Member to effectuate such acquisition, except that such other Member shall not be required to provide a guaranty to any lender in connection with such acquisition. Upon the request of any other Member that has delivered such funds and documentation, the Offering Member shall promptly provide such other Member with a list on which shall be set forth the names of all members, partners or other direct investors in the Future Outside Acquisition or Future Project Area Acquisition and the amount of capital theretofore contributed by each such Person. If such other Member shall fail to elect to acquire an interest in the Future Outside Acquisition or Future Project Area Acquisition or if such other Member shall fail to provide such funds or duly executed documentation on or before the date upon which they are due as set forth in the Funds Notice (time being of the essence) or if such other Member shall notify the Offering Member in writing that such other Member is not interested in investing in the Future Outside Acquisition or Future Project Area Acquisition on the terms set forth in the proposed investment documents (either such circumstance, a “Non-Investment”), such other Member, shall have no right to invest in such Future Outside Acquisition or Future Project Area Acquisition on the terms set forth in the Acquisition Notice and the proposed investment documents, and the Offering Member shall have a one hundred eighty (180)-day period thereafter to consummate a transaction with any third party to invest in such Future Outside Acquisition or Future Project Area Acquisition on such terms or on terms more advantageous to the Offering Member. If the closing of the Future Outside Acquisition or Future Project Area Acquisition is not consummated within one hundred eighty (180) days of the date funds were due as set forth in the Funds Notice or if the Future Outside Acquisition or Future Project Area Acquisition is terminated, the Offering Member shall promptly thereafter return to each other Member any funds and executed documentation previously delivered by such other Member in connection with such Future Outside Acquisition or Future Project Area Acquisition.

Notwithstanding anything herein to the contrary, the foregoing rights granted to the TRB Members to invest in Future Outside Acquisitions shall be in effect only for so long as the TRB Members or their Affiliates own their Interests and shall not be available to any Person (other than an Affiliate of a TRB Member) to whom all or any portion of the Interests of the TRB Members are Transferred pursuant to Article VII hereof.

Notwithstanding anything herein to the contrary, the foregoing rights granted to the Members to invest in Future Outside Acquisitions and Future Project Area Acquisitions shall not be available with respect to certain properties located at 212 Rome Street, 875-881 Broad Street and 260 Washington Street, Newark, New Jersey.

As used herein, the term “Project Area” shall mean that area in Newark, New Jersey, as more particularly described on Exhibit F attached hereto.

ARTICLE V

MANAGEMENT; RIGHTS OF MEMBERS; FEES AND EXPENSES

5.1           Management; Budget; Company Funds.

(a)           Except as otherwise expressly provided for herein and subject to the restrictions contained in Section 5.4 hereof, the business affairs of the Company shall be managed by the Manager and the Manager shall have the power and authority to manage, operate and control the business of the Company and the Property, subject to and in accordance with an Approved Budget and this Agreement.

(b)           As used herein, “Approved Budget” shall mean the annual budget, prepared by the Manager and approved by the Required Approval of Members, setting forth the estimated operating revenue, capital and operating expenses of the Company for the coming annual period (measured from June 1 through May 31, each such period a “Budget Year”) and for each month and each calendar quarter of such Budget Year, in such detail as any Member shall reasonably require.  Attached hereto as Exhibit D is the initial Approved Budget through May 31, 2010.   With respect to the title insurance premium being paid pursuant to the Approved Budget, the Members determined to obtain an owner’s title insurance policy as of the date of this Agreement insuring the Property in an amount of $33,735,000, representing a combined amount of the BRT Senior Mortgage and the Additional Advances being made by TRB Members and RBH Members pursuant to Section 3.1(A)(ii) and 3.1(B)(ii) as of the date of this Agreement and acknowledge that such amount is less than the amounts invested in the Company as of the date hereof and that this is being done solely for the purpose of saving title insurance premiums.  The Company shall operate under annual Approved Budgets which shall be prepared and submitted by the Manager to the Members for Required Approval.  After an Approved Budget has been approved by the Required Approval, the Manager shall implement it on behalf of the Company and may cause the Company to incur the expenditures and obligations therein provided.  The Manager shall deliver to the Members for approval a proposed budget for each Budget Year no later than November 1 (starting as of November 1, 2009) of the preceding Budget Year.  The Members shall approve, reject, or provide changes to any proposed budget within thirty (30) days after such proposed budget together with all supporting information necessary for the Members to review the proposed budget, is submitted to the Members.  If any proposed budget has not been approved by the first day of any Budget Year (i.e., June 1), the Company shall operate for such Budget Year under the most recent Approved Budget, with such adjustments as may be necessary to reflect deletion of non-recurring expense items set forth on such Approved Budget and increased by amounts known for insurance costs, taxes, utility costs, and debt service payments and an increase for each Budget Year of 5% for such items to the extent that the amount of such increase is not known and an increase for each Budget Year of 5% for all other recurring items (other than Fees) set forth on the most recent Approved Budget (such most recent Approved Budget, as so adjusted, a “Deemed Budget”); provided, however, no Non-Essential Expenditures (defined below) shall be included in any Deemed Budget or made by the Company for any Budget Year until an Approved Budget for such year is approved, unless Members specifically consent to payment of any such Non-Essential Expenditure by the Required Approval. “Non-Essential Expenditures” shall mean capital expenditures or any expenditures (a) relating to the sale or marketing of, the development and implementation of leasing programs for, or the change in the use or zoning of the Property or any portion thereof, (b) any cost relating to the development, redevelopment or improvement of the Property or any portion thereof that is not required to be paid pursuant to a contract or other agreement with respect to which the Required Approval has been obtained, and (c) any cost relating to the development, redevelopment or improvement of the Property or any portion thereof that is required to be paid pursuant to a contract or other agreement with respect to which the Required Approval has been obtained, where there has been a material change in the portion of the Property to which such contract or agreement relates. Non-Essential Expenditures shall in no event include expenditures to pay for any emergency repairs described in clause (ii) of Section 3.5).

(c)           Notwithstanding anything to the contrary set forth above, if any one or more particular parcels of real property that constitute the Property encumbered by a mortgage other than the BRT Senior Mortgage or the existing mortgages secured by 67 Market Street and 69 Market Street suffers a Loss of Income that continues for six months, any Approved Budget or deemed Approved Budget then in effect shall be deemed to no longer include expenses that relate to such parcel or parcels, including, without limitation, the debt service required under any mortgages or other loans with respect to such parcel or parcels; and payment by the Company of such expenses may thereafter be made only with Required Approval. If such Required Approval can not be obtained because one or more but not all of the Members are unwilling to approve such payment, the Company shall, at the request of the Member or Members willing to make such payment, convey the parcel or parcels, subject to outstanding mortgages and liabilities, in its or their “as is” condition, to a designee of such Member or Members, in consideration of payment to the Company of the sum of $10,000, provided they deposit with attorneys or national title insurance company designated by such unwilling Members, an amount equal to the amount of debt service, real estate taxes and the cost of insurance premiums with respect to such parcel or parcels reasonably anticipated by such unwilling Members to become due and payable during the following 12-month period, which amount shall be held in escrow and used solely to pay when due any such debt service, real estate taxes and cost of insurance premiums with respect to such parcel or parcels with the balance, if any, returned to the willing Members at the end of such 12-month period.

(d)           All Company funds and funds of any direct or indirect subsidiary controlled by the Company shall be maintained in an account in the Company’s name (or in the name of such subsidiary) in Capital One Bank or another FDIC insured bank approved by the Members.  Any checks drawn on or withdrawals from such account in excess of $10,000 shall require the signature of TRB.  The Manager shall provide to the TRB Members copies of the monthly bank statements together with the monthly reports referred to in Section 10.4.

5.2           Fees.

(a)           For so long as RBH Capital is the Manager, RBH Group, LLC, an Affiliate of RBH Capital, shall be entitled to receive an asset management fee equal to $850,000 per Budget Year (the “Asset Management Fee”) and RBH Management, LLC shall be entitled to receive a property management fee equal to $40,000 per Budget Year (the “Property Management Fee” and together with the Asset Management Fee, the “Fees”).  The Asset Management Fee shall be paid in advance in monthly installments of $70,833.33 and the Property Management Fee shall be paid in advance in monthly installments of $3,333.33 commencing on the first day of the month immediately following the month in which the date hereof occurs and the first day of every month thereafter (pro-rated for each partial month, if any) and on the date hereof, payment of such Fees shall be made for the period from the date hereof through the last day of the month in which the date hereof occurs (pro-rated for a partial month).  RBH Capital, so long as it acting as the Manager, shall be required to maintain (i) an errors and omissions policy covering RBH Capital, RBH Group LLC and RBH Management LLC, insuring the Company in an amount not less than $1,000,000, and (ii) crime insurance providing Employee Dishonesty coverage with a limit no less than $1,000,000 covering all employees of RBH Management LLC, which coverage shall be extended to apply to property of others in the care, custody and control of RBH Capital acting as the Manager.   The foregoing insurance shall be written with insurance companies licensed to do business in State of New Jersey and rated no lower than A XIII in the most current edition of A.M. Best’s Property-Casualty Key Rating Guide.  RBH Capital shall provide evidence of the foregoing insurance together with proof of payment of the annual premium therefore and shall otherwise be in form reasonably acceptable to the TRB Members.

(b)           Upon any removal of RBH Capital as Manager, the replacement Manager or its designee(s) (for all or portions of such Fees) shall be entitled to receive the Fees, provided, however, that such Fees (including Fees payable to RBH Capital if it subsequently becomes a replacement Manager pursuant to Section 5.9(a)(ii)) shall be reduced to $600,000 per Budget Year payable in advance in monthly installments of $50,000 in the aggregate (pro-rated for partial months).

(c)           Other than Fees set forth above, the Members (including the Manager) shall not be entitled to receive any fees or other compensation from the Company for its services rendered to the Company or the Property without the prior written consent of Members holding 75% or more of the Percentage Interests, notwithstanding anything to the contrary set forth herein.

5.3           Reimbursement for Company Expenses.

The Manager and the Members shall be entitled to reimbursement by the Company for all out-of-pocket expenses reasonably paid or incurred by it, or in connection with the discharge of its obligations under this Agreement or otherwise reasonably paid or incurred by it on behalf of the Company to the extent set forth in an Approved Budget or upon receipt of the Required Approval.

5.4           Restrictions on Authority of the Manager.

(a) Notwithstanding the grant of authority to the Manager under Section 5.1 hereof, without the Required Approval, the Manager shall not and shall not permit the Company to:

(i)           sell or lease all or any portion of the Property or amend any existing or future lease of all or any portion of the Property;

(ii)           liquidate or dissolve the Company except in the event of a liquidation or dissolution pursuant to the terms hereof;

(iii)          finance, mortgage or encumber all or any portion of the Property or amend any existing or future financing, mortgage or encumbrance on all or any portion of the Property, except that Required Approval shall be deemed to have been given for (A) the extension of the five-year term of the BRT Senior Mortgage to seven years in accordance with the loan documents executed in connection therewith, (B) a refinancing of the BRT Senior Mortgage prior to the Lockout Date (defined in Section 7.4, below) on material economic terms more favorable to the Company than the BRT Senior Mortgage, and (C) a refinancing of the BRT Senior Mortgage on or after the Lockout Date on economic terms no less favorable to the Company than then-prevailing market terms; provided the amount of any refinancing described in clause (B) or (C) shall be such that, after payment of the BRT Senior Mortgage, the net proceeds of the refinancing shall be sufficient to pay, and shall be used to pay, to the TRB Members in full their Unrecouped TRB Preferred Capital Contributions and their unpaid Preferred Return (regardless of whether or not such amounts are then payable pursuant to Article VIII and notwithstanding the terms of Article VIII to the contrary);

(iv)          enter into any management agreement(s) for the management of the Property; provided, however, that if RBH Capital is removed as Manager pursuant to Section 5.9, then TRB may enter into a management agreement provided that the fees of the managing agent are paid from the Fees set forth in Section 5.2(b), and shall not exceed the amount of such Fees;

(v)           enter into a brokerage agreement(s) relating to the sale, lease and/or financing of the Property;

(vi)          incur any expenditure on behalf of the Company, or make a repair, addition or alteration to the Property, of more than (a) 5% over the budgeted amount for such repair, addition or alteration as set forth in an Approved Budget or (b) with respect to any repairs not included in an Approved Budget (other than repairs described in clause (ii) of Section 3.5), $17,500 in the aggregate in any Budget Year;

(vii)         agree to a change in the zoning of the Property;

(viii)        file building plans or condominium or cooperative offering plans;

(ix)           file bankruptcy for the Company, consent or acquiesce to the filing of an involuntary bankruptcy proceeding for the Company or consent or acquiesce to the appointment of a receiver or trustee for the Company or the Property;

(x)            take any legal action in the name and/or on behalf of the Company other than landlord tenant actions with respect to tenants occupying less than 10,000 square feet;

(xi)           enter into or permit the Company to enter into any agreement with, or pay any compensation to, any Member or any of the direct or indirect owners or Affiliates of any Member, other than as set forth in this Agreement;

(xii)         amend, modify or terminate the Articles of Organization or Operating Agreement of the Company or any of its direct or indirect subsidiaries;

(xiii)        acquire any direct or indirect interest in any Person (other than a Property Owner or any owner thereof), acquire any assets not related to the Property or engage in any business not related to the Property;

(xiv)        form any new direct or indirect Company subsidiaries, take any action on behalf of any of the Company subsidiaries that is prohibited herein, issue any interests in any such Company subsidiaries, transfer or encumber any interests in any such Company subsidiaries or permit any such Company subsidiaries to take any action otherwise prohibited herein (it being understood that any actions with respect to any subsidiaries shall be subject to the Required Approval to the extent set forth herein with respect to the Company);

(xv) take any other action or decision necessitating Required Approval under this Agreement without first obtaining such Required Approval;

(xvi) the use of any contingency in any Approved Budget, other than to pay (a) the amount of any shortfalls in line items of an Approved Budget for real estate taxes and insurance to the extent the amount budgeted is less than actually due and payable, (b) other expenses set forth in an Approved Budget where the anticipated income is less than set forth in the Approved Budget (subject to Section 5.1(c)), and (c) the cost of any of the emergency repairs described in clause (ii) of Section 3.5;

(xvii)  enter into any transaction not prohibited by this Agreement other than on arm’s-length terms with bona fide third parties;

(xviii) cause RBH XXVII to acquire the Washington-William Street Property pursuant to the Washington-William Street Contract or if the Required 909 Contributions (as defined in Section 5.4(d)) are not made, to acquire the 909 Assemblage pursuant to the 909 Contract or amend the Washington-William Street Contract or the 909 Contract;

(xix)    commit or permit physical waste with respect to the Property or any portion thereof; or

(xx)     amend, terminate or waive any of the provisions of any of the foregoing items.

If the consent of the TRB Members is required pursuant to the foregoing clause (vi) relating to any item in an approved budget for which amounts permitted to be spent pursuant to clauses (vi) and (xvi) are not adequate, and the Manager believes that it is important to the Company to react quickly, then Manager may e-mail such request for approval to Mark Lundy (markl@brtrealty.com), Jeff Gould (jeffg@brtrealty.com), Mitch Gould (Mitchell_G@brtrealty.com), Lonnie Halpern (lhalpern@brtrealty.com), David Kalish (davidk@ brtrealty.com), George Zweier (george_z@brtrealty.com), Jonathan M. Hoffman (jhoffman@westermanllp.com) and Philip L. Sharfstein (psharfstein@westermanllp.com), any of whom is authorized to give the approval, with a notice stating approval is requested, and if such approval is not given within five (5) business days, the TRB Members shall be deemed to have approved such request.  Any such e-mail notice shall explain the reasons why a determination is required immediately, shall state that consent will be deemed given if no response is received within five (5) business days and shall also be given in accordance with the notice provisions of Section 13.2 of this Agreement.

(b)  Notwithstanding anything to the contrary set forth herein, to the extent that any parcel or parcels constituting the Property, the 909 Assemblage, the Washington-William Street Property or any other real property in which the Company has a 100% direct or indirect beneficial ownership interest is unencumbered by a mortgage and is not being refinanced with a lender other than BRT or its Affiliate, then at the request of BRT, the BRT Senior Mortgage will be spread so as to encumber such parcel or parcels as a first mortgage thereon; and if any such parcel or parcels are being financed with a lender other than BRT or its Affiliate, then at the request of BRT, but only if and to the extent permitted by the terms of such financing, the BRT Senior Mortgage will be spread so as to encumber such parcel or parcels as a second mortgage thereon or the loan secured by the BRT Senior Mortgage will be secured by a pledge of the Company’s direct or indirect ownership interest in such parcel or parcels. In any such event, the Manager shall be deemed to have determined that the Company should execute and deliver any such mortgage spreader or pledge and the Required Consent with respect thereto shall be deemed to have been obtained.

(c)  Notwithstanding anything to the contrary set forth herein, if the TRB Members do not approve the acquisition of the Washington-William Street Property described in Section 5.4(a)(xviii), then if the contract deposit paid in connection with the Washington-William Street Contract is refunded or otherwise returned to RBH XXVII, the Manager shall cause the amount of such refund or other return to be paid over promptly by RBH XXVII to RBH Partners, and Required Approval shall not be required in connection therewith; except that if RBH Partners has previously failed to make any Additional Advance required to be made hereunder, the amount of such refund shall be paid over to the Company and applied to payment of Additional Advances that become due on the next succeeding December 1 pursuant to the provisions of Section 3.7(a) and/or the second sentence of Section 3.7(b), and the amount of the refund remaining after such application, if any, shall then be paid over promptly to RBH Partners.

(d)  RBH Group Partners, XI L.P. (“RBH XI”), RBH Pearl LLC and RBH Halsey LLC, all Affiliates of RBH Members, own the 909 Assemblage.  RBH XI owns 100% of the membership interests in RBH Pearl LLC and RBH Halsey LLC.  The 909 Assemblage is currently encumbered by debt (the “Current Debt”) which is intended to be refinanced pursuant to the Approved Transaction Memo (defined below).  Immediately prior to the execution of this Agreement, TRB Broad Street LLC, an Affiliate of the TRB Members, has contributed $661,979.97 to RBH XI in exchange for a 47% limited partnership interest therein (the “TRB 909 Contribution”), and affiliates of RBH Partners that are the current owners of the remaining partnership interests in RBH XI have contributed $659,337.33 to RBH XI (the “RBH 909 Contribution” which funds will be used by RBH XI for purposes described in the Approved Transaction Memo.   It is intended that RBH XI will refinance the Current Debt as described in that certain Deal Memo dated May 21, 2009, relating to the restructuring and refinancing of the debt currently encumbering the 909 Assemblage and the lease transaction described therein (the “Approved Transaction Memo”), a copy of which is attached hereto as Exhibit G.

Upon such refinance of the Current Debt, the owners of RBH XI (including TRB Broad Street LLC) shall contribute their ownership interests in RBH XI to the Company, and the Company shall convey the 909 Assemblage, subject to such refinanced debt, to a newly formed limited liability company that is 100% beneficially owned by the Company (the “Required 909 Contributions”).  If the refinance shall occur and the Required 909 Contributions are made, the amounts of the TRB 909 Contribution and the RBH 909 Contribution shall be deemed to be Additional Advances made by the TRB Members (proportionately in accordance with their percentage interests) and RBH Partners, respectively, hereunder; it being understood that other than said Additional Advances, the Members shall not be entitled to receive capital contribution credit for any amounts previously invested in the 909 Assemblage.  If the refinance shall occur and the Required 909 Contributions are not made by affiliates of RBH Partners, then the following shall occur: (i) the TRB 909 Contribution shall be deemed to be a loan made to the Company by the TRB Members (proportionately in accordance with their Percentage Interests) on the date hereof, which shall bear interest at the rate of ten percent (10%) per annum, compounded monthly, and shall be paid solely out of Cash Flow, notwithstanding anything to the contrary contained in Section 8.1, prior to any distributions being made to the Members pursuant to said Section 8.1, and all amounts so paid shall be applied first in payment of such interest and then in reduction of the principal amount of said loan; and (ii) the TRB Members shall have the right, acting on behalf of the Company without the Required Approval, to enforce the Company’s rights against RBH XI pursuant to the 909 Contract, and RBH Partners shall indemnify the TRB Members against any costs and expenses incurred by the TRB Members in connection with such enforcement (including reasonable attorneys’ fees).  If the refinance shall occur and the Required 909 Contributions are not made by TRB Broad Street LLC, an affiliate of TRB Member, then the following shall occur: (i) the RBH 909 Contribution shall be deemed to be a loan made to the Company by RBH Partners on the date hereof, which shall bear interest at the rate of ten percent (10%) per annum, compounded monthly, and shall be paid solely out of Cash Flow, notwithstanding anything to the contrary contained in Section 8.1, prior to any distributions being made to the Members pursuant to said Section 8.1, and all amounts so paid shall be applied first in payment of accrued and unpaid interest and then in reduction of the principal amount of said loan; and (ii) the TRB Members’ Preferred Capital Contributions shall be reduced as described in Section 3.2(b) and the provisions of said Section 3.2(b) shall be applicable with the same force and effect as if the 909 Assemblage had been transferred to the Company (directly or indirectly) on or before the first anniversary of the date of this Agreement as required pursuant to the provisions of said Section 3.2(b).

If the refinance does not occur in accordance with the Approved Transaction Memo and the Required 909 Contributions are not made within one (1) year of the date hereof, the following shall occur (i) TRB Members’ Preferred Capital Contributions shall not be reduced as described in Section 3.2(b) and the provisions of said Section 3.2(b) shall not be applicable, (ii) the amounts of the Additional Advances made by TRB Members and RBH Members pursuant to Section 3.1(A)(ii) and 3.1(B)(ii) shall no longer be available for uses associated with the 909 Assemblage but shall remain in the account of the Company for uses jointly determined by the Members or to fund the following Budget Year’s Additional Advances required to be made hereunder, (iii) the amounts of the TRB 909 Contribution and the RBH 909 Contribution shall be deemed to be Additional Advances made by the TRB Members (proportionately in accordance with their percentage interests) and RBH Partners, respectively, hereunder.

5.5           Manager’s Time.

The Manager shall devote to the affairs of the Company so much of its time as Manager reasonably deems necessary or advisable to carry on the Company’s business.  For so long as RBH Capital shall be the Manager, the Manager shall act exclusively through Ron Beit (the “Manager’s Representative”).

5.6           Non-Exclusivity; Waiver of Conflicts.

a.            Other than as set forth herein, any Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including, but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage and development of real property, and neither the Company nor any Members thereof shall have any right by virtue of this Agreement to participate in any way in any such independent ventures (whether presently existing or hereafter established or created) or to the income, profits or losses derived therefrom.

b.           (I)           NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE MEMBERS ACKNOWLEDGE AND AGREE THAT (X) THE MEMBERS, IN AGREEING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, HAVE (INTERNALLY FOR THEIR OWN PURPOSE AND WITHOUT LIABILITY TO THE COMPANY OR OTHER MEMBERS) ALLOCATED AND CONTEMPLATED ONLY MAKING THE CAPITAL CONTRIBUTIONS AND ADDITIONAL ADVANCES HEREIN SET FORTH AS OF THE DATE OF THIS AGREEMENT, AND FUTURE ADDITIONAL ADVANCES IN AN AMOUNT NEEDED (AFTER REFLECTING REVENUES) TO MAKE PAYMENTS DUE PURSUANT TO THE BRT SENIOR MORTGAGE OR INSURANCE PREMIUMS, REAL ESTATE TAXES AND ASSESSMENTS AND SEWER CHARGES THAT ARE PAYABLE WITH RESPECT TO ANY PARCELS THAT ARE ENCUMBERED BY THE BRT SENIOR MORTGAGE (THE “BASE AMOUNTS”), (Y) IT IS THE EXPECTATION OF THE MEMBERS THAT ANY FUTURE PROPOSED OR ACTUAL DEVELOPMENT OR ALTERATION TO A PROPERTY SHALL BE PAID FOR BY A PROSPECTIVE TENANT OR BY A FUTURE CONSTRUCTION LOAN OBTAINED BY THE COMPANY (WHICH FUTURE CONSTRUCTION LOAN SHALL REPAY A PORTION OF THE BRT SENIOR MORTGAGE ALLOCATED TO THE PROPERTY TO BE DEVELOPED AS BRT SHALL REQUIRE IN ITS SOLE DISCRETION OR IF BRT IS NOT THEN THE HOLDER OF THE BRT SENIOR MORTGAGE, THEN PURSUANT TO THE RELEASE PROVISIONS OF THE BRT SENIOR MORTAGE); AND (Z) ANY MEMBER MAY REFUSE IN ITS SOLE DISCRETION A REQUEST FOR A REQUIRED APPROVAL FOR A TRANSACTION OR AN ADDITIONAL ADVANCE WHICH WOULD REQUIRE AN ADDITIONAL ADVANCE (OR EXPOSE THE COMPANY TO THE POTENTIAL NEED FOR AN ADDITIONAL ADVANCE) BEYOND THE BASE AMOUNTS AND SUCH REFUSAL SHALL BE DEEMED REASONABLE REGARDLESS OF THE MERITS OF SUCH PROPOSED TRANSACTION OR ADDITIONAL ADVANCE BECAUSE SUCH TRANSACTION OR ADDITIONAL ADVANCE IS BEYOND THE SCOPE OF THE INTENT OF THE MEMBERS IN ENTERING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

(II)         THE RBH MEMBERS ACKNOWLEDGE AND AGREE THAT BRT, THE HOLDER OF THE BRT SENIOR MORTGAGE, IS A CONTROLLING AFFILIATE OF THE TRB MEMBERS AND THE COMPANY AND THE RBH MEMBERS HEREBY EXPRESSLY WAIVE ANY CONFLICT OF INTEREST RELATED TO THE BRT SENIOR MORTGAGE, THE LOANS GIVING RISE THERETO OR THE ENFORCEMENT BY BRT OF ANY OF ITS RIGHTS UNDER ANY LOAN DOCUMENTS BETWEEN BRT AND THE COMPANY OR ANY OF ITS AFFILIATES, EXCEPT THAT SUCH WAIVER SHALL NOT APPLY IN CIRCUMSTANCES IN WHICH EITHER OF THE TRB MEMBERS IN BAD FAITH FAILS TO MAKE AN ADDITIONAL ADVANCE TO BE USED TO MAKE PAYMENTS DUE (AFTER REFLECTING REVENUES) PURSUANT TO THE BRT SENIOR MORTGAGE OR INSURANCE PREMIUMS, REAL ESTATE TAXES AND ASSESSMENTS AND SEWER CHARGES THAT ARE PAYABLE WITH RESPECT TO ANY PARCELS THAT ARE ENCUMBERED BY THE BRT SENIOR MORTGAGE, AND IN SUCH CASE, RBH PARTNERS HAS MADE SUCH ADDITIONAL ADVANCE.  THE RBH MEMBERS SPECIFICALLY ACKNOWLEDGE AND AGREE THAT BRT’S RIGHTS AND REMEDIES UNDER ANY SUCH LOAN DOCUMENTS ARE INDEPENDENT OF AND WITHOUT REGARD TO ANY ACTS OR OMISSIONS OF THE TRB MEMBERS HEREUNDER OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, ANY FAILURE TO MAKE ONE OR MORE ADDITIONAL ADVANCES HEREUNDER OTHER THAN WITH RESPECT TO ANY BASE AMOUNTS PROVIDED THAT THE RBH PARTNERS HAS MADE SUCH ADDITIONAL ADVANCE) AND REGARDLESS OF THE LEVEL OF CONTROL THAT THE TRB MEMBERS MAY HEREAFTER HAVE (INCLUDING, WITHOUT LIMITATION, IN THE EVENT THE TRB MEMBERS HEREAFTER BECOME THE MANAGER OR DESIGNATE THE MANAGER).  NOTWITHSTANDING THE FOREGOING, THE MANAGER AND EACH MEMBER AGREES NOT TO TAKE ANY ACTION REQUIRING THE CONSENT OF ANY LENDER TO THE COMPANY OR ANY COMPANY SUBSIDIARY OR TAKE ANY ACTION THAT WOULD RESULT IN A VIOLATION OF ANY SUCH LOAN DOCUMENTS WITHOUT FIRST OBTAINING THE CONSENT OF SUCH LENDER.  FOR THE AVOIDANCE OF DOUBT, THE FOREGOING SENTENCE SHALL NOT CREATE AN OBLIGATION ON THE PART OF ANY MEMBER TO FUND ANY AMOUNT, WHETHER OR NOT SUCH AMOUNT SHALL BE REQUIRED TO AVOID A DEFAULT UNDER ANY LOAN DOCUMENTS TO WHICH THE COMPANY AND/OR ANY COMPANY SUBSIDIARY MAY BE A PARTY.

c.            The RBH Members acknowledge and agree that the release prices provided for in the BRT Senior Mortgage with respect to the Property were provided primarily for the intent of setting release prices in the event the BRT Senior Mortgage is sold to a lender that is not an Affiliate of BRT, and prior to any such sale to any such lender the TRB Members shall have the right in its sole discretion, to approve any sale or release of the BRT Senior Mortgage, notwithstanding the agreed upon release prices in the BRT Senior Mortgage.

5.7           Liability and Indemnity.

(a)           Neither the Manager nor the Manager’s Representative shall be liable, responsible or accountable to the Company or any Member for any act or omission performed or omitted pursuant to the authority granted to him or it hereunder or by law, or for a loss resulting from any mistake or error in judgment on its part, provided that such act or omission, such mistake or error in judgment, as the case may be, did not result from the willful misconduct, gross negligence or fraud of such Manager or the breach by the Manager or the Manager’s Representative of any provision of this Agreement. The Company shall indemnify, defend and save harmless, solely from Company assets, any Member from any loss, damage, liability or expense incurred or sustained by him or it by reason of any act performed, omitted to be performed for or on behalf of the Company and in furtherance of its interest, but this indemnity shall not be applicable to loss, damage, liability or expense resulting from the willful misconduct, gross negligence or fraud of such Member nor shall it be applicable to the breach by the Member of any provision of this Agreement, nor shall it be construed as a guaranty of the Capital Contributions of a Member to the Company.

(b)           Notwithstanding any other provisions of this Agreement, the Manager (jointly and severally with the Manager’s Representative if the Manager is RBH Capital or any Affiliate thereof) shall be liable for, and shall indemnify the Company and the other Members from and against, any direct liability with respect to any and all actual claims, injury, damage, loss and liability of any and every kind (including reasonable attorneys’ fees) suffered or incurred by the Company and/or the Members by reason of or in connection with any act set forth in Section 5.9(b)(iii) or 5.9(b)(xiii).

(c)           Notwithstanding any provision of this Agreement to the contrary, (i) RBH Capital and the Manager’s Representative, jointly and severally, shall be liable for and shall indemnify the TRB Members from and against any direct liability with respect to any and all actual claims, injury, damage, loss or injury of any kind (including reasonable attorneys’ fees) suffered or incurred by the TRB Members by reason of or in connection with the representations set forth in Section 13.12(a) being untrue, (ii) RBH Partners shall be liable for and shall indemnify the TRB Members from and against any direct liability with respect to any and all actual claims, injury, damage, loss or injury of any kind (including reasonable attorneys’ fees) suffered or incurred by the TRB Members by reason of or in connection with the representations set forth in Section 13.12(b) being untrue, (iii) the RBH Members and the Manager’s Representative, jointly and severally, shall be liable for and shall indemnify the TRB Members from and against any direct liability with respect to any and all actual claims, injury, damage, loss or injury of any kind (including reasonable attorneys’ fees) suffered or incurred by the TRB Members by reason of or in connection with the representations set forth in Section 13.12(c) being untrue, and (iv) the TRB Members shall be liable for and shall indemnify the RBH Members and the Manager’s Representative from and against any direct liability with respect to any and all actual claims, injury, damage, loss or injury of any kind (including reasonable attorneys’ fees) suffered or incurred by the RBH Members and the Manager’s Representative by reason of or in connection with the representations set forth in Section 13.12(d) being untrue.

(d)           No Member or Manager shall be obligated to execute any guaranties or environmental indemnification agreements that may be requested in connection with any development of the Property or any loans secured by the Property.  To the extent any Member or Manager agrees to provide any such guaranty or indemnity, such party shall not be entitled to any fee or other compensation in connection with the provision of such guaranty or indemnity.

5.8           Reliance by Third Parties.

Third parties dealing with the Company may rely conclusively upon the power and authority of Manager to act as set forth herein and shall not be required to inquire into or ascertain the authority of Manager to so act.

5.9           Removal and Replacement of Manager.

(a)           (i) Notwithstanding anything to the contrary set forth herein, except as provided below in this Section 5.9(a), the TRB Members shall unilaterally and in their sole and absolute discretion have the right to remove RBH Capital as the Manager of the Company upon six (6) months’ prior written notice to the RBH Members; provided that in no event shall the effective date of any such removal be prior to the first anniversary of the date of this Agreement.  Following any such removal of the Manager, the TRB Members shall have the right to appoint TRB (or any designee of TRB) as Manager of the Company without receiving the Required Approval. If, however, BRT or its Affiliate is not the holder of the BRT Senior Mortgage, the TRB Members shall not have the right to remove RBH Capital as Manager pursuant to this Section 5.9(a) if, prior to the effective date of any such removal, the Company has made cumulative payments on the BRT Senior Mortgage in an amount not less than the amount that would have been paid to the holder of the BRT Senior Mortgage if payments on the BRT Senior Mortgage had been made as follows: $5,000,000 during the first year of the term of the BRT Senior Mortgage, $10,000,000 during the second year of such term and $5,000,000 during each succeeding year of such term (with all such amounts being prorated accordingly for any partial years).

(ii) If the Manager at the time of any refinancing of the BRT Senior Mortgage described in clause (B) or (C) of Section 5.4(a)(iii) is unwilling to deliver to the new lender any guaranty and/or environmental indemnification agreement required in connection with such refinancing, then the TRB Members (if RBH Capital or its Affiliate is then the Manager) or the RBH Members (if either of the TRB Members or any of their Affiliates or designees is then the Manager) shall have the right, but not the obligation to provide a Person acceptable to the new lender to execute and deliver any such guaranty and/or environmental indemnification agreement. In such event, the TRB Members (if they provide such Person) or the RBH Members (if they provide such Person) shall be entitled to appoint a replacement Manager, except that Person other than one of the appointing Members or its Affiliate may not be appointed as Manager without the prior written consent of the other Members, which consent may not be unreasonably withheld, conditioned or delayed.  If RBH Capital is appointed as Manager pursuant to this Section 5.9(a)(ii), it may no longer be removed pursuant to Section 5.9(a)(i).  In no event shall RBH Capital or Ron Beit or an entity controlled, directly or indirectly, by Ron Beit be appointed as Manager if RBH Capital has previously been removed as Manager pursuant to Section 5.9(b), below.

(b)           In addition, the TRB Members shall unilaterally and in their sole and absolute discretion have the right to remove RBH Capital (or any other Manager) as the Manager of the Company immediately upon written notice to the RBH Members upon the occurrence of any one or more of the following events (each a “Removal Event”):

i.             The default beyond applicable grace or cure period by the Company on any mortgage or other financing instrument where the TRB Members are not in default of their obligations to fund Additional Advances required pursuant to this Agreement;

ii.            The Company incurs expenses that are outside of any Approved Budget that is not permitted pursuant to this Agreement without the Required Approval;

iii.           The Manager or the Manager’s Representative  (1) misappropriates any funds derived from the Property, including rents, security deposits, insurance proceeds or condemnation awards; (2) commits fraud or criminal misconduct in connection with the performance of or related to its duties or obligations hereunder or under any loan documents to which the Company is a party; (3) commits willful misconduct in the performance of or relating to its duties, restrictions and obligations hereunder; (4) without the Required Approval, commits or deliberately and intentionally permits physical waste with respect to the Property; or (5) deliberately and intentionally commits, causes or permits the Property to become environmentally contaminated;

iv.           The Manager or the Manager’s Representative takes or causes the Company to take any action necessitating Required Approval without first obtaining such approval;

v.            The Bankruptcy, dissolution or liquidation of the Manager or the Manager’s Representative or the death or disability of the Manager’s Representative;

vi.           The failure of RBH Partners to make any Additional Advance required to be made hereunder;

vii.          The taking of any action or permitting any Company subsidiary to take any action in violation or contravention of any Company’s subsidiary’s organizational documents;

viii.         The occurrence of any material default or event of material default by Manager, Manager’s Representative or any Affiliate thereof under any agreement between the Company and Manager, Manager’s Representative or any Affiliate thereof (subject to the expiration of the applicable cure period, if any) in accordance with the terms thereof;

ix.           Failure to pay or provide for the payment of taxes, insurance or debt service affecting the Property to the extent the Company has funds to pay such amounts and same is not cured within a period of ten (10) days of notice;

x.            The breach by the Manager or RBH Partners of any other provision of this Agreement; provided that for this item “x” only, the TRB Members shall be required to give the Manager written notice of an alleged breach by the Manager or RBH Partners of a provision of this Agreement and shall grant the Manager a period of ten (10) days to cure (or cause RBH Partners to cure) such breach (except that no such notice and cure period shall be required for a breach by the Manager or RBH Partners of Section 5.4 or Article VII of this Agreement);

xi.            The Manager or the Manager’s Representative is indicted for or convicted of a felony;

xii.           The Manager or the Manager’s Representative abandons the running of the day-to-day operations of the Company and the Property and same is not cured within ten (10) business days of notice from the TRB Members; or

xiii.          The Manager or the Manager’s Representative commits gross negligence in the performance of or relating to its duties and obligations hereunder.

(c)           Upon the occurrence of a Removal Event as determined by TRB in its sole and absolute discretion TRB may immediately remove RBH Capital (or any other Manager appointed by the RBH Members) as the Manager and appoint itself or a designee of TRB as the Manager of the Company.  Such election shall not deprive the TRB Members of any rights or remedies which they might otherwise have under this Agreement, at law or in equity, and said election to take over the administration of the Company shall not cause a dissolution or termination of the Company.  Such election shall confer upon TRB or its Affiliate the exclusive right, power and authority, to perform all duties and obligations of the Manager under this Agreement subject, however, to obtaining any Required Approval other than with respect to (i) appointing TRB or its Affiliate as the Manager of the Company, and (ii) entering into a management agreement for the Property provided that the fees therefor are paid from the Fees set forth in Section 5.2(b) hereof, and shall not exceed the amount of the Fees.  The Members agree that third parties may rely upon the TRB Members’ notice of such election as conclusive evidence of (i) the exclusive authority of the entity appointed by the TRB as Manager of the Company to manage the affairs of the Company and to bind the Company in accordance with the provisions of this Agreement, and (ii) the loss of all authority of the removed Manager to manage the affairs of the Company and to bind the Company.

(d)           Upon any removal of RBH Capital as Manager of the Company pursuant to Section 5.9, the Fees payable pursuant to Section 5.2(a) shall be terminated and thereafter the Fees payable pursuant to Section 5.2(b) shall be payable to TRB or its designee(s) or any replacement Manager appointed pursuant to Section 5.9(a)(ii).

(e)           Upon the removal of the Manager pursuant to Section 5.9, RBH Capital and/or the Manager’s Representative shall be released from any all liabilities under any personal guaranty or environmental indemnity delivered to BRT in connection with the BRT Senior Mortgage, but only to the extent any such liabilities first arise from or relate solely to events occurring from and after the effective date RBH Capital’s removal pursuant to Section 5.9, except to the extent such liabilities should arise as a result of the acts or negligent omissions of RBH Capital, the Manager’s Representative or any of their Affiliates.

(f)           Notwithstanding the provisions of Sections 5.9(a) and 5.9(c), provided that RBH Partners has not previously failed to make any Additional Advance required to be made hereunder, TRB or its successors or assigns may not appoint a replacement Manager other than itself or its Affiliate without the prior written consent of Berggruen Properties, Inc., one of the constituent members of RBH Partners, or its Affiliate (or if Berggruen Properties, Inc., or its Affiliate is not then a member of RBH Partners, the prior written consent of a majority in interest of the then constituent members of RBH Partners), which consent may not be unreasonably withheld, conditioned or delayed.

(g)           Notwithstanding anything to the contrary contained herein, no Person may be appointed as a replacement Manager hereunder unless such Person would satisfy the requirements for being a Qualified Transferee as set forth in section 7.5(b) and maintains, at its sole cost and expense, the insurance required by Section 5.2(a).

5.10         REIT Compliance.

The Manager shall, at all times, at the Company’s expense, conduct the business of the Company such that the nature of its assets and gross revenues (as determined pursuant to Section 856(c)(2), (3) and (4) of the Code) would permit the Company (determined as if the Company were a REIT)) to qualify as a REIT under Section 856 of the Code and would permit the Company to avoid incurring any tax on prohibited transactions under Section 857(b)(6) of the Code and any tax on redetermined rents, redetermined deductions, and excess interest under Section 857(b)(7) of the Code (determined as if the Company was a REIT).  Notwithstanding anything to the contrary in this Agreement, the Manager shall, to the fullest extent possible consistent with the distribution provisions of this Agreement, cause the Company to distribute to the TRB Members by the end of the each fiscal year no less than 100% of the taxable income allocable to TRB Members for such fiscal year so that BRT may satisfy the requirements of Section 857(a)(1) of the Code for its taxable year. Anything herein to the contrary notwithstanding, the Manager shall not permit the Company or any of its subsidiaries to enter into any transaction without the consent of the TRB Members if such transaction is reasonably expected to cause the Members of the Company to be allocated income pursuant to Article IX hereof which does not constitute REIT Qualifying Income.

ARTICLE VI

RIGHTS OF MEMBERS

6.1           Limited Liability.

No Member shall be liable for the debts, liabilities, losses, contracts or any other obligations of the Company.  A Member shall not be required to lend any funds to the Company.  No Member shall have any personal liability for the repayment of the Capital Contribution or Additional Advance of any Member.

6.2           Restrictions on Members.

No Member shall have the right or power to:

a.  Withdraw or reduce its Capital Contribution to the Company except as a result of the dissolution of the Company or as otherwise provided by law;

b.  Bring an action for partition against the Company; or

c.  Cause the termination and dissolution of the Company by court decree or otherwise (except in compliance with this Agreement).

ARTICLE VII

TRANSFER OF MEMBERS’ INTERESTS

7.1           Withdrawal of Members.

Except as otherwise provided herein, no Member may resign, withdraw or retire voluntarily from the Company or sell, transfer, assign, pledge, encumber or otherwise dispose of (hereinafter collectively called “Transfer”) his interest in the Company, its capital, profits and losses, and right to receive distributions (hereinafter called “Interest”).

7.2           Additional Members.

Except as otherwise provided herein in Sections 7.3 or 7.4, additional Members may only be admitted to the Company with the prior written consent of all the Members.

7.3           Transfers by Members.

(a)           Except as provided below in this Section 7.3(a) and in Sections 7.3(b), 7.4 and 7.5 below, no Member may Transfer all or any portion of its Interest, nor may any Person owning a direct or indirect ownership interest in the RBH Members Transfer all or any portion of such ownership interest (other than Transfers to Family Members, provided that in the case of RBH Capital, Ron Beit shall immediately after any Transfer continue to own more than 50% of the outstanding interests and shall control the voting of such entity).  Any attempted Transfer not in accordance with the terms of this Section 7.3(a) or Sections 7.3(b), 7.4 or 7.5, shall be void.  Prior to making any otherwise permitted Transfer to a non-Member of the Company, the proposed transferor shall furnish to the Company an opinion of its counsel (in form and substance acceptable to counsel for the Company) to the effect that such Transfer shall not (1) violate or cause the Company to violate any applicable Federal, state or local securities law, regulation or interpretive ruling, and (2) shall not cause a termination of the Company for the purposes of any applicable Federal, state, or local tax law, regulation or interpretive ruling.  For purposes hereof, a Transfer shall be deemed to have occurred with respect to a Member’s Interest upon any Transfer of any direct or indirect interest in that Member. Notwithstanding the foregoing, Transfers of direct or indirect interests in Newark Holdings LLC, a member of RBH Partners (but not Transfers by Newark Holdings LLC of membership interests in RBH Partners), shall be permitted hereunder.

(b)           The TRB Members may, without complying with the provisions of Section 7.5, (i) Transfer all or a portion of their Interests (including any direct or indirect interest in therein) to their Affiliates, or (ii) Transfer up to an aggregate of fifty percent (50%) of their Interests (including any direct or indirect interest therein).  Notwithstanding the foregoing, the TRB Members may Transfer all of their Interests to any Person or Affiliate of a Person that succeeds to the business of BRT or the TRB Members by merger, consolidation, liquidation or reorganization.

(c)           In the event that any Member at any time attempts to make a Transfer of his or its Interest in violation of the provisions of this Agreement, the other Members or any one of them, shall in addition to all other rights and remedies which they may have in law, in equity or under the provisions of this Agreement, be entitled to a decree or order restraining such attempted Transfer and the offending Member shall not plead in defense thereto that there would be an adequate remedy at law, it being recognized and agreed that the injury and damage resulting from such a breach would be impossible to measure monetarily.

(d)           Notwithstanding anything to the contrary contained herein, the parties acknowledge that RBH Capital has pursuant to an agreement with, inter alia, certain limited partners in limited partnerships that conveyed the Surrendered Properties to the Property Owners in lieu of foreclosure, agreed to pay them certain amounts out of distributions that RBH Capital may become entitled to receive pursuant to Section 8.1; and it is agreed that neither the payment of the amounts of such distributions pursuant to such agreements nor the right of such limited partners to receive the same from RBH Capital after such distributions are made to RBH Capital shall constitute a Transfer in violation of the provisions of this Article VII and that such agreement shall not give such parties any rights pursuant to this Agreement.

7.4           Buy/Sell Options.

(a)           At any time following the date (the “Lockout Date”) that is six months before the fifth anniversary of the date of this Agreement (or six months before the seventh anniversary of the of the date of this Agreement, if the maturity date of the BRT Senior Mortgage has been timely and properly extended pursuant to the terms thereof, and all of the conditions to such extension have been satisfied, including, without limitation the payment to the holder thereof of all payments and deposits required in connection therewith), but in no event earlier, either the TRB Members acting jointly and in proportion to their relative Percentage Interests in all instances for the purposes of this Section 7.4, on the one hand, or the RBH Members, on the other hand (the “Offerors”) may exercise their right to initiate the provisions of this Section 7.4. If the Offerors desire to exercise their rights under this Section 7.4, the Offerors shall give notice in writing (the “Proposal Notice”) to the TRB Members or RBH Members, as applicable (the “Offerees”) of the Offerors desire to sell setting forth a statement of intent to invoke the Offerors’ rights under this Section 7.4, stating therein the aggregate dollar amount (the “Valuation Amount”) which the Offerors would be willing to pay for the assets of the Company as of the Closing Date (defined below) free and clear of all liabilities, and setting forth all oral or written offers and inquiries received by the Offerors during the previous 12-month period relating to the financing, disposition or leasing of the Property (including proposals for the formation of a new entity for the ownership and operation of the Property).  After receipt of such notice the Offerees shall elect to either (1) sell its or their entire Interest to the Offerors for an amount equal to the amount the Offerees would have been entitled to receive if the Company had sold its assets for the Valuation Amount on the Closing Date and the Company had immediately paid all Company liabilities and an amount equal to four percent (4%) of the Valuation Amount (the “Imputed Closing Costs”), which amount shall represent closing costs imputed to such sale of the assets of the Company, and distributed the net proceeds of sale to the Members in satisfaction of their Interests in the Company pursuant to Section 11.3(a), or (2) purchase the entire Interest of the Offerors for an amount equal to the amount the Offerors would have been entitled to receive if the Company had sold all of its assets for the Valuation Amount on the Closing Date and the Company had immediately paid all Company liabilities and Imputed Closing Costs and distributed the net proceeds of the sale to the Members in satisfaction of their Interests in the Company pursuant to Section 11.3(a).  The Offerees shall have thirty (30) days from the giving of the Offerors’ notice in which to exercise either the option to buy the Offerors’ entire Interest or sell the Offerees’ entire Interest by giving written notice of same to the Offerors.  If the Offerees do not elect to acquire the Offerors’ entire Interest within such time period, the Offerees shall be deemed to have elected to sell its or their entire Interest to the Offerors.  Within five (5) days after the election (or deemed election) of the Offerees to purchase or sell, the Members purchasing the Interests of the other Members shall deposit a certified or bank check made payable to the order of First American Title Insurance Company (or its successor, or another national title company if First American or its successor is no longer in business), as escrow agent, in the amount of seven and one-half percent (7.5%) of the amount due to the selling Members based upon the Valuation Amount set forth in the Proposal Notice (the “Good Faith Deposit”).   If the purchasing Members default on their obligation to acquire the Interests of the selling Members, such Good Faith Deposit shall be paid to the selling Members as liquidated damages (but not in reduction of its or their Capital Accounts), the selling Members shall have the right by written notice to the other Members given within thirty (30) days after the initial Closing Date under Section 7.4(b) (the “Purchase Notice”) to elect to purchase all of the Interests of the other Members for an amount equal to the amount the other Members would have been entitled to receive if the Company had sold all of its assets for the Valuation Amount on the Closing Date and the Company had immediately paid all Company liabilities and Imputed Closing Costs and distributed the net proceeds of the sale to the Members in satisfaction of their interests in the Company pursuant to Section 11.3(a).

(b)           The closing of an acquisition pursuant to this Section 7.4 shall be held at the principal place of business of the purchasing Member (or the principal office of the Company if the principal place of business of such purchasing Member is not located in the New York City metropolitan area) having a greater Percentage Interest than any other purchasing Member on a mutually acceptable date not later than ninety (90) days after Offerees’ election or deemed election.  At the closing of the disposition and acquisition of such Interests the following shall occur: (i) the selling Members shall assign to the acquiring Members or its or their designee the selling Members’ Interest in accordance with the instructions of the acquiring Members, and shall execute and deliver to the acquiring Members all documents which may be required to give effect to the disposition and acquisition of such Interests, in each case free and clear of all liens, claims, and encumbrances (other than those created under this Agreement), with covenants of general warranty; (ii) the purchasing Members shall pay to the selling Members the consideration therefor in cash; and (iii) the purchasing Members shall be responsible for all transfer taxes in connection therewith.

(c)           Upon a breach of the obligations of any Member set forth in this Section 7.4, the non-defaulting Members shall have the right to bring a suit for damages, for specific performance, and to exercise any other remedy available at law or in equity.

(d)           Anything in this Agreement to the contrary notwithstanding, in the event that the RBH Members shall be purchasing the Interests of the TRB Members pursuant to this Section 7.4, then, as a condition precedent to the sale of the TRB Members’ Interests pursuant to this Section 7.4, the RBH Members shall, on behalf of the Company (but not with Company funds or any Additional Advances by the TRB Members), pay the BRT Senior Mortgage in full (whether or not such amount is then due), together with any amounts of Additional Advances made by the TRB Members used to make payments of the principal amount of the BRT Senior Mortgage and any Deferred Interest (as such term is defined in the note evidencing the loan secured by the BRT Senior Mortgage) thereon, and if the amount of the Unrecouped TRB Preferred Capital Contributions (and the unpaid Preferred Return thereon) exceeds the amount of such items that the TRB Members would have received if the net proceeds of the sale of the Property for the Valuation Amount were distributed to the Members pursuant to Section 11.3(a), as described in Section 7.4(a), the RBH Members shall, on behalf of the Company (but not with Company funds), pay to the TRB Members the amount of such excess.

(e)           Anything in this Agreement to the contrary notwithstanding, in the event of an offer by any Member pursuant to Section 7.4 hereof, the Manager agrees to conduct the usual affairs of the Company in the ordinary course until such time as the closing contemplated in paragraph “b” of Section 7.4 shall have occurred.

7.5           Right of First Offer.

(a)           Without limiting the provisions of Section 7.5(d), below, other than as permitted by Section 7.3, in the event that the TRB Members on the one hand, (acting jointly and in proportion to their respective Percentage Interests in all cases for purposes of this Section 7.5) or the RBH Members (acting jointly in all cases for purposes of this Section 7.5) at any time (the “Selling Members”) desire to sell all or a portion of their Interests, the Selling Members shall provide to the other Members written notice of such intention which notice (the “First Offer Notice”) shall include a description of the terms of a transfer which the Selling Members would accept and any other material information then known by the Selling Members relating to a specific proposed transfer, if any, for which the Selling Members had already commenced negotiations (“Sale Proposal”).  The non-selling Members shall have the first right (“Right of First Offer”) for a fifteen (15)-day period from the date of receipt of the First Offer Notice to accept the Sale Proposal on the terms specified in the First Offer Notice, and to consummate the transaction contemplated by the Sale Proposal.  If the non-Selling Members have not responded within such fifteen (15) day period, it shall be deemed a rejection of the Sale Proposal.  In the event that the Selling Members are the TRB Members, and their proposed sale includes a sale of all or part of the BRT Senior Mortgage, then the Offer shall include, and may only be accepted with, the portion of the BRT Senior Mortgage set forth in the Offer.

(b)           Upon any express or deemed rejection by the non-Selling Members of the Sale Proposal, the Selling Members shall have a one hundred eighty (180)-day period thereafter to consummate a transaction with any Qualified Transferee (as hereinafter defined) on the terms specified in the Sale Proposal or on terms more advantageous to the Selling Members.  A Qualified Transferee shall be a Person who:

1.	has a net worth in excess of $1,000,000.00;

2.	has not been the subject of an insolvency or bankruptcy proceeding;

3.	has no outstanding judgments or liens;

4.	has no material litigation pending against him or her;

5.	is not then under indictment and has not been convicted of a felony;

6.	has not been the subject of a foreclosure action; and

7.	is not on any OFAC list.

The Qualified Transferee shall be required to provide representations confirming the foregoing as a condition of the transfer and such other supporting documents as the non-Selling Members may reasonably request.

(c)           If the non-Selling Members do not elect to exercise their rights pursuant to Section 7.5(a) above and the Selling Members are selling all or a portion of their Interests to any third party, the non-Selling Members shall have the right, exercisable upon written notice to the Selling Members, to participate in such sale and to Transfer their Interests to the third party pursuant to the Sale Proposal on the same terms and conditions as the Selling Members intend to Transfer their Interests set forth in the Sale Proposal (except that the price to be to be paid by the Qualified Transferee to the non-Selling Members participating in the sale shall be determined as follows: such price shall be the amount that such non-Selling Member would receive as distributions of Cash Flow pursuant to Section 8.1, if distributions were to be made to the Members pursuant to Section 8.1 and the Selling Member were to receive an amount equal to the price being paid by the Qualified Transferee to the Selling Members as set forth in the Sale Proposal. By way of example only:

Assume that the TRB Members are the Selling Members and RBH Partners is a non-Selling Member that has elected to participate in the sale. Assume further that (i) the purchase price to be paid to the TRB members by a Qualified Transferee for their Interests as set forth in the sale proposal is $8,000,000, (ii) the TRB Members have theretofore made Additional Advances in the amount of $2,000,000, all of which is then unreturned, and are entitled to a Prority Return of $200,000 thereon, (iii) RBH Partners has theretofore made Additional Advances in the amount of $2,000,000, all of which is then unreturned, and is entitled to a Priority Return of $200,000 thereon, (iv) the amount of the Unrecouped TRB Preferred Capital Contributions is $6,800,000 and the unpaid Preferred Return thereon is $680,000 (v) RBH Capital has not been removed as Manager pursuant to Section 5.9(b)(iii), and (vi) neither the TRB Members nor RBH Partners has failed to make any required Additional Advance. In order to receive distributions of $8,000,000, the TRB Members would have to receive all of their Additional Advances and the Priority Return thereon and a portion of the Unrecouped TRB Preferred Capital Contributions and the Preferred Return thereon. For the TRB Members to be entitled to the Unrecouped TRB Preferred Capital Contributions and the Preferred Return thereon, RBH Partners would have been entitled to have first received the entire amount of its Additional Advances and the Priority Return thereon, which is $2,200,000. Consequently, the price that RBH Partners would be entitled to be paid by the Qualified Transferee for its Interest would be $2,200,000.  TRB Members would still receive the $8,000,000 offered, for a total price of $10,200,000 to be paid by the Qualified Transferee for the TRB Members’ and RBH Partners’ Interests.

(d)           Anything in this Agreement to the contrary notwithstanding, as a condition precedent to any transfer by the RBH Members set forth in this Section 7.5, the RBH Members shall, on behalf of the Company (but not with Company funds or Additional Advances made by the TRB Members), pay in full the BRT Senior Mortgage (together with the amounts of Additional Advances made by the TRB Members used to make payments of the principal amount of the BRT Senior Mortgage and any Deferred Interest (as such term is defined in the note evidencing the loan secured by the BRT Senior Mortgage) thereon), the Unrecouped TRB Preferred Capital Contributions and the unpaid Preferred Return (whether or not such amounts are then due).

(e)           Any transfer by the Selling Members without strict compliance with the terms and conditions of this Agreement shall be null and void and of no effect.

7.6           Bankruptcy of a Manager or Member.

The Bankruptcy or dissolution of the Manager shall not cause a dissolution of the Company.  Except as otherwise provided in this Agreement, no additional or replacement Manager(s) shall be admitted to the Company.  The Bankruptcy of a Member shall not cause a dissolution of the Company. Upon the Bankruptcy of a Member, the representative or successor-in-interest thereof, as the case may be, shall be deemed to be an assignee of the economic interest of the Member in the Company and may apply for admission to the Company as a Substituted Member upon compliance with Section 7.7 hereof; provided, however, if such representative or successor in interest shall not comply with Section 7.7 hereof, then the interest of such Bankrupt Member shall be dealt with in accordance with applicable law at the earliest practicable time.

7.7           Substituted Members.

Anything herein contained to the contrary notwithstanding,

(a)  No successor-in-interest of a Member and no assignee or transferee of all or any part of a Member’s Interest shall be admitted to the Company as a Member except upon:

(i)  submitting to the Manager a duly executed and acknowledged counterpart of the instrument or instruments making such Transfer, together with such other instrument or instruments, including, but not limited to, a counterpart of this Agreement as it then may have been amended, signifying such transferee’s agreement to be bound by all of the provisions of the Company and this Agreement, including, but not limited to, the restrictions upon transfers of interests therein and thereto, all of the foregoing in such form and substance as shall be reasonably satisfactory to the Manager; and

(ii) agreeing to bear all costs and expenses, including legal fees of the Company, incurred in affecting such substitution.

Upon such transferee’s compliance with the foregoing provision, each of the Members shall take all actions reasonably required to effectuate the recognition of the effectiveness of such Transfer and the admission of such transferee to the Company as a Substituted Member including, but not limited to, transferring such Interest in and to the Company, its capital, profits and losses upon the books thereof and executing, acknowledging and causing to be filed any necessary or desirable amendment to this Agreement and the Articles of Organization of the Company.

(b)  Subject to the effect, if any, on the operation of Sections 7.4 and 7.5 hereof, the Manager shall not consent to the admission of any such assignee as a Substituted Member if, in the reasonable opinion of the Manager,

(i)   such admission would jeopardize the status of the Company as a partnership for Federal income tax purposes,

(ii)  would cause a termination of the Company within the meaning of the Code,

(iii) would violate, or cause the Company to violate, any applicable law or governmental rule or regulation,

(iv)  would tend to harm the reputation of the Company or any of the Members due to the reputation of the proposed Substituted Member, or

(v) cause a default under any loan document or other agreement to which the Company is a party.

(c)           no assignment to a minor or incompetent shall be effective in any respect.

7.8           Non-Complying Assignments.

Any assignment, sale, exchange or other Transfer in contravention of any of the provisions of this Article VII shall be void and ineffectual, and shall not bind or be recognized by the Company.

7.9           Obligations of Successors.

Any person who acquires an Interest in the Company by assignment or is admitted to the Company as a Substituted Member shall be subject to and bound by all the provisions of this Agreement as if originally a party to this Agreement.

ARTICLE VIII

DISTRIBUTIONS

8.1           Priority of Distribution of Cash Flow.

(a)           Cash Flow of the Company (including Refinancing Proceeds, Sale Proceeds and the proceeds upon the liquidation of the Company and payment of expenses incurred in connection therewith), after payment in full of all amounts outstanding under the BRT Senior Mortgage (whether or not such amounts are then due), and as, when and to the extent available with respect to each fiscal year of the Company or any portion thereof prior to any removal of RBH Capital as Manager pursuant to Section 5.9(b)(iii), shall be allocated and distributed to the Members in the following order of priority:

1.           First, to the Members, proportionately in accordance with their then unreturned Additional Advances, in reduction of their then unreturned Additional Advances until the unreturned amount of the Members’ Additional Advances shall have been reduced to zero;

2.           Then, to the TRB Members, proportionately in accordance with their then unpaid Preferred Return, in reduction of their then unpaid Preferred Return until the unpaid amount of the TRB Members’ Preferred Return shall have been reduced to zero;

3.           Then, to the TRB Members, proportionately in accordance with their then Unrecouped TRB Preferred Capital Contributions, in reduction of their then Unrecouped TRB Preferred Capital Contributions until the Unrecouped TRB Preferred Capital Contributions shall have been reduced to zero;

4.           Then, to the Members in an amount sufficient to yield to such Members a 10% per annum return, compounded monthly, on the Additional Advances outstanding from time to time made by any such Members to the Company (the “Priority Return”), proportionately in accordance with the amounts of unpaid Priority Return to which they are then entitled, the unpaid amounts of such Priority Return;

5.           Then, to the Members, proportionately in accordance with their then unreturned Common Capital Contributions, in reduction of their then unreturned Common Capital Contributions until the unreturned amount of the Members’ Common Capital Contributions shall have been reduced to zero;

6.           Then, 10% to RBH Capital and 90% to the other Members proportionately in accordance with their Cash Flow Percentages.

“Cash Flow Percentages” shall mean the percentages used in determining the amounts of distributions that the TRB Members and RBH Partners are entitled to receive pursuant to Section 8.1(a)(6), 8.1(c)(9) and 8.1(d)(9) and shall be determined as follows:  The Cash Flow Percentage of RBH Partners will be equal to its Percentage Interests and the aggregate Cash Flow Percentages of the TRB Members will be equal to the aggregate Percentage Interests of the TRB Members less 10%, provided that the Percentage Interest of RBH Partners is equal to or less than 50%.  If the Percentage Interest of RBH Partners exceeds 49.9%, the Cash Flow Percentage of RBH Partners shall be equal to the sum of (a) 49.9% and (b) 80.36% of such excess; and the aggregate Cash Flow Percentages of the TRB Members shall be 100% less the Cash Flow Percentage of RBH Partners.  The aggregate Cash Flow Percentages of the TRB Members shall be allocated between them proportionately in accordance with their respective Percentage Interests.  The Cash Flow Percentage of RBH Capital shall at all times be 0%.  Examples:

If the Percentage Interest of RBH Partners equals 49.9% and the aggregate Percentage Interests of the TRB Members equal 50.1%, the Cash Flow Percentage of RBH Partners will be 49.9% and the aggregate Cash Flow Percentages of the TRB Members will be 40.1% (50.1%-10%).  If the Percentage Interest of RBH Partners equals 39.9% and the aggregate Percentage Interests of the TRB Members equal 60.1%, the Cash Flow Percentage of RBH Partners will be 39.9% and the aggregate Cash Flow Percentages of the TRB Members will be 50.1% (60.1%-10%).  If the Percentage Interest of RBH Partners equals 59.9%, the Cash Flow Percentage of RBH Partners will be 57.936% (49.9%+80.36%x10%) and the aggregate Cash Flow Percentages of the TRB Members will be 42.064% (100%-57.936%).

(b)           Cash Flow of the Company (including Refinancing Proceeds, Sale Proceeds and the proceeds upon the liquidation of the Company and payment of expenses incurred in connection therewith) after payment in full of all amounts outstanding under the BRT Senior Mortgage (whether or not such amounts are then due), and as, when and to the extent available with respect to each fiscal year of the Company or any portion thereof following any removal of RBH Capital as Manager pursuant to Section 5.9(b)(iii) shall be allocated and distributed to the Members in the following order of priority:

1.           First, to the Members, proportionately in accordance with their then unreturned Additional Advances, in reduction of their then unreturned Additional Advances until the unreturned amount of the Members’ Additional Advances shall have been reduced to zero;

2.           Then, to the TRB Members, proportionately in accordance with their then unpaid Preferred Return, in reduction of their then unpaid Preferred Return until the unpaid amount of the TRB Members’ Preferred Return shall have been reduced to zero;

3.           Then, to the TRB Members, proportionately in accordance with their then Unrecouped TRB Preferred Capital Contributions, in reduction of their then Unrecouped TRB Preferred Capital Contributions until the Unrecouped TRB Preferred Capital Contributions shall have been reduced to zero;

4.           Then, to the Members their unpaid Priority Return, proportionately in accordance with the amounts of unpaid Priority Return to which they are then entitled;

5.           Then, to the Members, proportionately in accordance with their then unreturned Common Capital Contributions, in reduction of their then unreturned Common Capital Contributions until the unreturned amount of the Members’ Common Capital Contributions shall have been reduced to zero;

6.           Then, to the Members proportionately in accordance with their Percentage Interests.

(c)           Notwithstanding Sections 8.1(a) and 8.1(b), Cash Flow of the Company (including Refinancing Proceeds, Sale Proceeds and the proceeds upon the liquidation of the Company and payment of expenses incurred in connection therewith) after payment in full of all amounts outstanding under the BRT Senior Mortgage (whether or not such amounts are then due), and as, when and to the extent available with respect to each fiscal year of the Company or any portion thereof following any failure of RBH Partners to make any Additional Advance required hereunder shall be allocated and distributed to the Members in the following order of priority:

1.           First, to the TRB Members, proportionately in accordance with their then unreturned Additional Advances, in reduction of their then unreturned Additional Advances until the unreturned amount of the TRB Members’ Additional Advances shall have been reduced to zero;

2.           Then, to the TRB Members, proportionately in accordance with their then unpaid Preferred Return, in reduction of their then unpaid Preferred Return until the unpaid amount of the TRB Members’ Preferred Return shall have been reduced to zero;

3.           Then, to the TRB Members, proportionately in accordance with their then Unrecouped TRB Preferred Capital Contributions, in reduction of their then Unrecouped TRB Preferred Capital Contributions until the Unrecouped TRB Preferred Capital Contributions shall have been reduced to zero;

4.           Then, to the TRB Members their unpaid Priority Return, proportionately in accordance with the amounts of unpaid Priority Return to which they are then entitled;

5.           Then, to the TRB Members, proportionately in accordance with their then unreturned Common Capital Contributions, in reduction of their then unreturned Common Capital Contributions until the unreturned amount of the TRB Members’ Common Capital Contributions shall have been reduced to zero;

6.           Then, to RBH Partners in reduction of its then unreturned Additional Advances until the unreturned amount of RBH Partners’ Additional Advances shall have been reduced to zero;

7.           Then, to RBH Partners its unpaid Priority Return;

8.           Then, to RBH Partners, in reduction of its then unreturned Common Capital Contributions until the unreturned amount of RBH Partners’ Common Capital Contributions shall have been reduced to zero;

9.           Then, 10% to RBH Capital and 90% to the other Members proportionately in accordance with their Cash Flow Percentages (or, if RBH Capital has been removed as Manager pursuant to Section 5.9(b)(iii), 100% to the Members proportionately in accordance with their Percentage Interests).

(d)           Notwithstanding Sections 8.1(a) and 8.1(b), Cash Flow of the Company (including Refinancing Proceeds, Sale Proceeds and the proceeds upon the liquidation of the Company and payment of expenses incurred in connection therewith) after payment in full of all amounts outstanding under the BRT Senior Mortgage (whether or not such amounts are then due), and as, when and to the extent available with respect to each fiscal year of the Company or any portion thereof following any failure of the TRB Members to make any Additional Advance required hereunder shall be allocated and distributed to the Members in the following order of priority:

1.           First, to RBH Partners, in reduction of its then unreturned Additional Advances until the unreturned amount of RBH Partners’ Additional Advances shall have been reduced to zero;

2.           Then, to the TRB Members, proportionately in accordance with their then unpaid Preferred Return, in reduction of their then unpaid Preferred Return until the unpaid amount of the TRB Members’ Preferred Return shall have been reduced to zero;

3.           Then, to the TRB Members, proportionately in accordance with their then Unrecouped TRB Preferred Capital Contributions, in reduction of their then Unrecouped TRB Preferred Capital Contributions until the Unrecouped TRB Preferred Capital Contributions shall have been reduced to zero;

4.           Then, to RBH Partners its unpaid Priority Return;

5.           Then, to RBH Partners, in reduction of its then unreturned Common Capital Contributions until the unreturned amount of RBH Partners’ Common Capital Contributions shall have been reduced to zero;

6.           Then, to the TRB Members, proportionately in accordance with their then unreturned Additional Advances, in reduction of their then unreturned Additional Advances until the unreturned amount of the TRB Members’ Additional Advances shall have been reduced to zero;

7.           Then, to the TRB Members their unpaid Priority Return, proportionately in accordance with the amounts of unpaid Priority Return to which they are then entitled;

8.           Then, to the TRB Members, proportionately in accordance with their then unreturned Common Capital Contributions, in reduction of their then unreturned Common Capital Contributions until the unreturned amount of the TRB Members’ Common Capital Contributions shall have been reduced to zero;

9.           Then, 10% to RBH Capital and 90% to the other Members proportionately in accordance with their Cash Flow Percentages (or, if RBH Capital has been removed as Manager pursuant to Section 5.9(b)(iii), 100% to the Members proportionately in accordance with their Percentage Interests).

8.2           Intentionally Deleted.

8.3           Time for Distributions.

Distributions of Cash Flow shall be made monthly to the extent that there is Cash Flow available therefor.  Distribution of Refinancing Proceeds and Sale Proceeds and the proceeds upon the liquidation of the Company shall be made as promptly after the occurrence of the event giving rise thereto as the Manager deems reasonably prudent.

8.4           BRT Senior Mortgages.

Notwithstanding anything to the contrary set forth herein, during such time as the BRT Senior Mortgage shall be outstanding, 100% of the Cash Flow of the Company shall be used to prepay any outstanding amounts on the BRT Senior Mortgage.

ARTICLE IX

ALLOCATION OF PROFITS AND LOSSES

9.1           Profits and Losses Defined.

The term “profits” and the term “losses” shall mean net income or net losses of the Company for the fiscal year, or any portion thereof, as shown on the Federal income tax returns filed on behalf of the Company.

9.2           Allocation of Profits and Losses.

(a)           Profits and losses recognized through the close of business on the date immediately preceding the date on which the RBH Members have contributed the Additional Properties to the Company and have been admitted as Members of the Company shall be allocated 99.8% to TRB and 0.2% to TRB REIT.

(b)           Profits and losses recognized after the close of business on the date immediately preceding the date on which the RBH Members have contributed the Additional Properties to the Company and have been admitted as Members of the Company shall be allocated (after taking into account any special allocations to be made pursuant to Sections 9.3, 9.6 and 9.7) to each of the Members, up to the amount necessary to increase or decrease (as the case may be) such Member’s positive Preferred Capital Account balance and Common Capital Account balance to the amount which will be distributed to each of the Members if the Company sold all of its assets for book value, paid off all of its liabilities, and distributed all remaining cash to the Members in accordance with Section 8.1(a), 8.1(b), 8.1(c) or 8.1(d), as then applicable, in the order of priority set forth therein.  Any Profit or loss in excess thereof shall be allocated to the Members in proportion to their respective Percentage Interests

9.3           Intentionally Deleted

9.4           Allocation of Profits and Loss Attributable to Transferred Interests.

(a)           If any Member shall transfer all or any portion of its Membership Interest during a fiscal year, profits and losses for such fiscal year otherwise allocable to the transferred Interest shall be prorated between the transferor and transferee Members on the basis of the number of days during the fiscal year each such Member held such Interest.

(b)           Profit or loss of the Company from the date of its formation through the date immediately preceding the admission of the RBH Member, including any loss incurred by reason of the acquisition of the Original Properties in lieu of foreclosure, shall be allocated solely to the TRB Members, in proportion to their respective interest and shall be determined on the basis of a closing of the Company’s books as of 11:59 p.m. EDT on such date.

9.5           Basis Adjustment.

In the event of a transfer of an Interest in the Company, its capital, profits and losses, or the distribution of any Company property to a Member, the TRB Members, upon the request of the transferee or distributee, as the case may be, may elect on behalf of the Company under the applicable provisions of the Code to cause the basis of the Company’s property to be adjusted, for Federal income tax purposes, in the manner provided in the Code.  At the TRB Members’ option, the Company also may elect to adjust the basis of its property pursuant to the corresponding provisions of state and local tax laws.

9.6.  Special Allocation Rules.

Before any allocations are made pursuant to Section 9.2 the following special allocations shall be made in the following order:

                      9.6.1   If the Company incurs any “nonrecourse liability” or “partner nonrecourse debt” (as those terms are defined in Sections 1.704-2(b)(3) and 1.704-2(b)(4) of the Treasury Regulations, respectively), the Company shall make such allocations of items of income upon decreases in the “partnership minimum gain” or of “partner nonrecourse debt minimum gain” (determined in accordance with Sections 1.704-2(b)(2), 1.704-2(d) and 1.704-2(i)(3) of the Treasury Regulations), as the case may be, with respect thereto as are necessary to comply with the “minimum gain chargeback” and “partner nonrecourse debt minimum gain chargeback” provisions of Sections 1.704-2(f), 1.704-2(i), 1.704-2(j) and 1.704-2(k) of the Treasury Regulations, taking into account all exceptions provided by such provisions to the applicability of this Section 9.6.1.

9.6.2   All “nonrecourse deductions”, computed and determined in accordance with Sections 1.704-2(b)(1), 1.704-2(c) and 1.704-2(j) of the Treasury Regulations, of the Company shall be allocated to the Members pro rata in accordance with their Percentage Interests so long as any Member has Unreturned Capital Contributions and thereafter in accordance with the Members’ Additional Percentage Interests.

9.6.3   All “partner nonrecourse deductions” computed and determined in accordance with Sections 1.704-2(i)(1), 1.704-2(i)(2) and 1.704-2(j) of the Treasury Regulations, with respect to any “partner nonrecourse debt”, as defined in Section 1.704-2(b)(4) of the Treasury Regulations, of the Company, including any liability of a subsidiary partnership that is treated as a “partner nonrecourse debt” pursuant to Section 1.704-2(k) of the Treasury Regulations, shall be allocated to the Members who bear the economic risk of loss for such debt in compliance with Sections 1.704-2(i) and 1.704-2(k) of the Treasury Regulations.

9.6.4   If the Company incurs any “nonrecourse liability”, as defined in Section 1.704-2(b)(3) of the Treasury Regulations, that is not secured by any specific property of the Company and that is recourse to the Company as an entity but expressly not recourse to any member or any partner of any partnership that is a Member, TRB shall make allocations with respect to such “nonrecourse liability” in a manner which it reasonably determines to be in accordance the principles of Section 704(b) of the Code and the Treasury Regulations thereunder.

9.6.5   If any Member unexpectedly receives any adjustment, allocation or distribution described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations which causes it to have a, or increases the amount of its, deficit Capital Account, items of Company income shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such Member’s deficit Capital Account as quickly as possible, provided that an allocation pursuant to this Section 9.6.5 shall be made to a Member only if and to the extent that such Member would have a deficit Capital Account after all other allocations provided for in this Article IX have been tentatively made as if this Section 9.6.5 were not in this Agreement.  This Section 9.6.5 is intended to constitute a “qualified income offset” as defined in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

9.6.6.   If any Member has a deficit Capital Account balance as of the end of any fiscal year or other accounting period that is in excess of the amount such Member is obligated to restore to its Capital Account hereunder or is deemed to be obligated to restore to its Capital Account pursuant to the penultimate sentences of Section 1.704-2(g)(1) and 1.704-2(h)(5) of the Treasury Regulations, items of Company income and gain in the amount of such excess shall be specially allocated to such Member as quickly as possible, provided that an allocation pursuant to this Section 9.6.6 shall be made to a Member only if and to the extent that such Member would have a deficit Capital Account balance that is in excess of the amount such Member is obligated to restore to its Capital Account hereunder or is deemed to be obligated to restore to his or its Capital Account pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(h)(5) of the Treasury Regulations after all other allocations provided for in this Article IX have been tentatively made as if this Section 9.6.6 were not in this Agreement.

9.7.           Curative Allocations.

The allocations set forth in Sections 9.2 and 9.8.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations (any and successor provisions thereto).  Notwithstanding any other provisions of this Article IX, the Regulatory Allocations shall be taken into account in making allocations of other items of income, gain, loss, deduction and expenditure among the members so that, to the extent possible consistent with the Code and the Treasury Regulations, the respective net amounts of such allocations of other items and the Regulatory Allocations to the Members are equal to the respective net amounts that would have been allocated to the members if the Regulatory Allocations had not occurred.  For purposes of applying the preceding sentence, however, (i) allocations pursuant to this Section 9.7 shall be deferred with respect to a Regulatory Allocation made pursuant to Section 9.6.1 until the fiscal year during which there occurs the relevant net decrease in “partnership minimum gain” or “partner nonrecourse debt minimum gain” (determined in accordance with Sections 1.704-2(b), 1.704-2(d) and 1.704-2(i)(3) of the Treasury Regulations) provided in any case that allocations pursuant to this Section 8.4 shall be made with respect to such Regulatory Allocation only to the extent necessary to prevent any potential economic distortions that would otherwise result from such Regulatory Allocation, (ii) allocations pursuant to this Section 9.6 shall be deferred with respect to Regulatory Allocations made pursuant to Sections 9.6.2 and 9.6.3 to the extent that TRB reasonably determines that such Regulatory Allocations are likely to be offset by subsequent Regulatory Allocations made pursuant to Section 9.6.1, (iii) allocations pursuant to this Section 9.7 shall be made with respect to Regulatory Allocations made pursuant to Section 9.6.7 only to the extent that TRB reasonably determines that such allocations pursuant to Section 9.6.7 are otherwise inconsistent with the economic agreement among the Members.  Except as otherwise provided in this Section 9.7, TRB shall apply this Section 9.7 in such order, and shall divide allocations made pursuant to this Section 9.7 among the Members in such manner, as is most likely to minimize any economic distortions that might otherwise be caused by the Regulatory Allocations.

9.8          Other Allocation Rules.

9.8.1.   Allocations of income, gain, loss and deductions for any period during which the Members’ relative interests in the Company have changed shall be made by TRB in the manner that it shall reasonably determine.

9.8.2.   Notwithstanding Section 9.2, an allocation of loss shall not be made to a Member to the extent that such allocation would cause such member to have a deficit Capital Account.  A loss allocation that would be made to a Member but for this Section 9.8.2 shall instead be made to the other Members in proportion to the amounts which they could then be allocated without causing them to have deficit Capital Accounts.

9.8.3.   Solely for purposes of determining the Members’ shares of the Company’s “excess nonrecourse liabilities” under Section 1.752-3(a)(3) of the Treasury Regulations, the Members’ interests in Company profits shall be their Percentage Interests or Additional Percentage Interests whichever shall then be applicable.

9.8.4.   To the extent permitted by Sections 1.704-2(h) and 1.704-2(i)(6) of the Treasury Regulations, the Company shall use its best efforts to treat a cash distribution to any Member hereunder as having been made from the proceeds of a “nonrecourse liability” or “partner nonrecourse debt” (as those terms are defined in Sections 1.704-2(b)(3) and 1.704-2(b)(4) of the Treasury Regulations, respectively) of the Company, including any liability of a subsidiary partnership that is so treated pursuant to Section 1.704-2(k) of the Treasury Regulations, only to the extent that such distribution would otherwise cause such Member to have a deficit Capital Account balance that is in excess of the amount such member is obligated to restore to its Capital Account, within the meaning of Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, as of the end of the Fiscal Year during which the distribution is made.

9.9           Tax Allocations.

Federal tax allocations for each fiscal year or other accounting period of the Company shall be made consistent with the allocations of income or loss and items specially allocated pursuant to this Article IX for such year or period, except that, solely for tax purposes, (i) items of income, gain, loss and deduction with respect to the Company assets reflected hereunder in the Members’ Capital Accounts and on the books of the Company at values that differ from the Company’s adjusted tax basis in such assets shall be allocated among the Members so as to take account of those differences in accordance with the principles of Section 704(c) of the Code and with Sections 1.704(b)(2)(iv)(f), 1.704-1(b)(2)(iv)(g) and 1.704-1(b)(4)(i) of the Treasury Regulations, and (ii) adjustments made pursuant to Section 734(b) or Section 743(b) of the Code shall be taken into account.  The Members are aware of the federal income tax consequences of the allocations made by this Article IX and agree to report their shares of Company income, gain, loss, deduction and credit for income tax purposes in accordance with this Article IX.

9.10           Tax Matters.

It is understood that TRB shall be considered the equivalent of the Tax Matters Partner with respect to the Company.

ARTICLE X

RECORDS AND BOOKS OF ACCOUNT

10.1        Records and Books of Account.

Manager shall maintain or cause to be maintained, at the Company’s principal office or at such other place or places as the Manager from time to time may determine, full and accurate records and books of account of the Company’s business.  Such records and books of account shall be maintained on a GAAP basis.  Each Member shall be afforded full and complete access to all such records and books of account during reasonable business hours and, at such hours, shall have the right of inspection and copying of such records and books of account, at his expense.  Manager shall retain an independent accounting firm (subject to reasonable approval of the Members) and shall cause the financial statements to be audited, reviewed or compiled; provided that any Member shall have the right to require that the Manager have the financial statements audited as a Company expense. If the Manager shall be removed as provided herein, such Manager shall, upon the request of the replacement Manager, promptly cause the books and records of the Company to be delivered, at the Company’s expense, to such location as the replacement Manager may direct.

10.2        Fiscal Year.

The fiscal year of the Company shall end on December 31.

10.3        Intentionally Deleted

10.4        Reports to Members.

A.           As soon as reasonably practical, but in no event later than fifteen (15) days after the close of each fiscal year of the Company, Manager shall cause to be prepared and furnished to each Member:

i.    The information necessary for the preparation by each Member of its Federal, state and other income tax returns;

ii.   The amount in the capital account of such Member as of the last day of such fiscal year;

iii.  An income statement and balance sheet of the Company as of the last day of such fiscal year; and

iv.  Such other information as any Member deems reasonably necessary for the Members to be advised of the current status of the Company and its business.

B.           By the fifteenth (15th) day of each month, Manager shall cause to be prepared and furnished to each Member:

i.         A mortgage report indicating principal outstanding, interest paid, draws funded to date and draws requested to date;

ii.       An income and expense statement showing all receipts and disbursements for the Company in form reasonably satisfactory to each Member together with a copy of the Company’s bank statements; and

iii.      Such other information as any Member deems reasonably necessary for the Members to be advised of the current status of the Company and its business.

10.5        Tax Returns. All Company income tax returns shall be prepared by or under the direction of TRB and TRB shall have sole discretion as to the income tax treatment of any item of Company income, gain, deduction and loss.

ARTICLE XI

DISSOLUTION;
LIQUIDATION; AND TERMINATION

11.1        Dissolution.

The Company shall be dissolved upon the first to occur of any of the following events;

a.  The Bankruptcy of the last remaining Member unless the Company’s business is continued as provided in Section 7.6 hereof;

b.  The sale of all or substantially all of its assets, and the collection and distribution of the proceeds thereof; or

c.  Required Approval in writing for such dissolution has been obtained.

11.2        Intentionally Deleted

11.3        Liquidation.

(a)  Upon the dissolution of the Company, Manager shall take or cause to be taken a full accounting of the Company’s assets and liabilities as of the date of such dissolution and shall proceed with reasonable promptness to liquidate the Company’s assets and to terminate its business.  The cash proceeds from the liquidation, as and when available therefor, shall be applied and distributed in the order of priority set forth above in Section 8.1.

(b) The Manager shall administer the liquidation of the Company and the termination of its business.  The Manager shall be allowed a reasonable time for the orderly liquidation of the Company’s assets and the discharge of liabilities to creditors, so as to minimize losses resulting from the liquidation of the Company’s assets.

(c) Anything herein contained to the contrary notwithstanding, a Manager shall not be personally liable for the return of any Member’s Capital Contributions, or any part thereof.  Any such return shall be made solely from the Company’s assets.

(d)  Except as otherwise provided herein, no dissolution or termination of the Company shall relieve, release or discharge any Member, or any of his successors, assigns, heirs or legal representatives, from any previous breach or default of, or any obligation theretofore incurred or accrued under any provision of this Agreement, and any and all such liabilities, claims, demands or causes of action arising from any such breaches, defaults and obligations shall survive such dissolution and termination.

11.4        Termination.

Upon compliance with the foregoing plan of liquidation and distribution, the Manager shall file or cause to be filed the appropriate termination documents required to effectuate the dissolution and termination of the Company and the Company thereupon shall be terminated.

ARTICLE XII

STATUS OF THE COMPANY

Anything in this Agreement to the contrary notwithstanding, it is expressly intended that the entity formed hereby be a limited liability company and taxed as a partnership by the applicable provisions of the Code, the rules and regulations promulgated thereunder, and other laws pertaining thereto, and that in every respect all of the terms and provisions hereof shall at all times be so construed and interpreted as to give effect to this intent.  In the event that the Internal Revenue Service of the United States or any governmental authority having jurisdiction shall in any way or at any time determine that any provision or provisions of this Agreement affects the status of this entity as a limited liability company taxable as a partnership, then and in such event the Manager shall have the authority to and shall modify, amend or supplement the terms and provisions of this Agreement to the extent necessary to comply with the rules, regulations and requirements of the Internal Revenue Service of the United States or any other governmental authority having jurisdiction, in order that the entity formed hereby be treated as a limited liability company taxed as a partnership, be taxable as such, and the Members hereof taxable as partners of a partnership; which modification or amendment shall be retroactively applied to the date of this Agreement.

ARTICLE XIII

MISCELLANEOUS

13.1        Arbitration.

Except to the extent that the disputants agree in writing to any other method of resolution of a given dispute and except to the extent the resolution of any question is final, binding and conclusive upon the Members under the terms of this Agreement, any dispute arising among the Members, or any of them, or their successors-in-interest, or the estate of a deceased Member, concerning the meaning or interpretation of this Agreement, or the rights, duties, or obligations of the Members, including the successors-in-interest and the estate of a deceased Member, shall, with reasonable promptness, be submitted to and determined by arbitration by the American Arbitration Association in the City of New York, in accordance with its rules then in force and effect, and judgment upon any award rendered may be entered in any court having jurisdiction thereof, and any such party may, if he so elects, institute proceedings in any court having jurisdiction for the specific performance by any party of any such award.

13.2        Notices.

Unless otherwise provided herein, any offer, acceptance, election, approval, consent, certification, request, waiver, notice or other communication required or permitted to be given hereunder (hereinafter collectively referred to as a “Notice”) shall be deemed given only if in writing and either (i) sent by certified or registered mail, postage prepaid and return receipt requested, or (ii) delivered by a reputable overnight carrier, delivery prepaid for delivery on the next business day, and in either case addressed to the Company at its then principal office and to the Member or Members to whom any such Notice is addressed at the addresses set forth on Exhibit B attached hereto.  Notices sent by mail shall be effective three (3) business days following their deposit with the U.S. Post Office and notices sent by overnight courier shall be effective the next business day following their deposit with a reputable overnight carrier.  Any Member may change its address set forth on Exhibit B by written notice to the Company and each Member and shall be effective ten (10) days following the effective date of the Notice provided that a notice of change of address of any Member shall not be deemed to have been given until actual receipt by the Company.  Notices on behalf of the Company or any Member may be given by their respective attorneys.

13.3        Entire Agreement.

This Agreement contains the entire agreement of the parties hereto and supersedes all prior agreements and understandings, oral or otherwise, among the parties hereto with respect to the matters contained herein and (except as specifically noted herein) it cannot be modified or amended except with the consent of Members holding Percentage Interests greater than 90%, provided, however, that no amendment of this Agreement shall (a) increase or extend any financial obligation or liability of a Member beyond that set forth herein or permitted hereby without such adversely affected Member’s written consent, (b) change the provisions of Section 8.1or this Section 13.3 without the written consent of each Member, or (c) change the provisions of Section 5.9(b)(iii) or otherwise modifies this Agreement in a manner that adversely affects the rights of RBH Capital with respect to the distributions or other payments to which it or its Affiliate would be entitled pursuant to the terms hereof, without the written consent of RBH Capital.

13.4        Waivers.

Except as otherwise expressly provided herein, no purported waiver by any party of any breach by another party of any of his obligations, agreements or covenants hereunder, or any part thereof, shall be effective unless made in writing subscribed by the party or parties sought to be bound thereby, and no failure to pursue or elect any remedy with respect to any default under or breach of any provision of this Agreement, or any part thereof, shall be deemed to be a waiver of any other subsequent similar or different default or breach, or any election of remedies available in connection therewith, nor shall the acceptance or receipt by any party of any money or other consideration due him under this Agreement, with or without knowledge of any breach hereunder, constitute a waiver of any provision of this Agreement with respect to such or any other breach.

13.5        Headings, Gender and Number.

The section headings herein contained have been inserted only as a matter of convenience of reference and in no way define, limit or describe the scope or intent of any provisions of this Agreement nor in any way affect any such provisions.  Where appropriate as used herein, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, the singular number shall be deemed to include the plural and the plural number shall be deemed to include the singular.

13.6        Severability.

Each provision of this Agreement shall be considered to be severable and if, for any reason, any such provision or provisions, or any part thereof, is determined to be invalid and contrary to any existing or future applicable law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid, but this Agreement shall be construed and enforced in all respects as if such invalid or unenforceable provision or provisions had been omitted; provided, however, that the status of this Company, as a limited liability company taxed as a partnership, shall not be prejudiced.

13.7        Counterparts.

This Agreement may be executed in one or more counterparts and each of such counterparts, for all purposes, shall be deemed to be an original but all of such counterparts together shall constitute but one and the same instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.

13.8        Benefit.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, administrators and successors and permitted assigns, and shall not be personal to any Members named herein except as expressly provided herein, but shall not be deemed for the benefit of creditors of any other persons, nor shall it be deemed to permit any assignment by a Member of any of his rights or obligations hereunder except as expressly provided herein.

13.9        Further Actions.

Each of the Members hereby agrees that he or it shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms thereof.

13.10      Interpretation.

This Agreement and all matters pertaining thereto shall be governed by the laws of the State of New York, and particularly the LLC Law, without application to New York’s conflict of law provisions.  This Agreement shall not be construed against the party that caused the initial draft of this Agreement to be prepared as all parties hereto have had the opportunity to review and negotiate the form of this Agreement.

13.11      No Third Party Beneficiaries.

The provisions of this Agreement are not intended to be for the benefit of any creditor or other person (other than a Member in his capacity as a Member) to whom any debts, liabilities, or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members; and no such creditor or other person shall obtain any benefit from such provisions or shall, by reason of any such foregoing provision, make any claim in respect of any debt, liability, or obligation against the Company or any of the Members.

13.12      Representations.

(a)           RBH Capital and the Manager’s Representative, represent and warrant to the other Members:

(i)             RBH Capital is duly formed, validly existing and in good standing under the laws of the State of its organization.

(ii)            Exhibit H accurately depicts the ownership structure of each of RBH Capital. RBH Capital has the requisite authority to execute, deliver and carry out the terms and provisions of this Agreement and other documents to be executed and delivered by RBH Capital pursuant to this Agreement.  This Agreement constitutes, and other documents to be executed and delivered pursuant to this Agreement, when executed and delivered pursuant hereto, will constitute, the duly authorized obligations of the party or parties, other than the other Members, executing the same.

(iii)          True and complete copies of the Organizational Documents of RBH Capital have been furnished to the TRB Members, and other than the agreement referenced to in Section 7.3(d), there are no other agreements, oral or written, relating to RBH Capital as regards the ownership and governance of RBH Capital.  The Organizational Documents of RBH Capital were duly executed and delivered, are in full force and effect, and are binding upon and enforceable in accordance with their terms.  No breach exists under the Organizational Documents of RBH Capital, and no act has occurred and no condition exists or after giving effect to this Agreement will exist, which, with the giving of notice or the passage of time, would constitute a breach under the Organizational Documents of RBH Capital.

(iv)           All consents, approvals or authorizations of or declarations, registrations or filings with any Governmental Authority or nongovernmental person or entity, including any creditor, member, partner or shareholder, as applicable, of RBH Capital, required in connection with the execution, delivery and performance of this Agreement or any of document executed in connection herewith, have been obtained.

(v)           None of the following is an OFAC Prohibited Person: (A) RBH Capital; (B) any person or entity controlling or controlled by RBH Capital; (C) any person or entity having a beneficial interest in RBH Capital, to the extent not a publicly held entity; (D) any person or entity for whom RBH Capital is acting as agent or nominee in connection with this transaction; or (E) any of the partners, members, shareholders or other equity owners, or their respective employees, officers, directors, representatives or agents of foregoing persons or entities, to the extent that such persons or entities are not publicly held entities.

(vi)           Neither RBH Capital nor any direct or indirect member or partner in RBH Capital is or will be, and no legal or beneficial interest of any direct or indirect member or partner in RBH Capital is or will be held, directly or indirectly, by a “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign estate”, “foreign person”, “affiliate” of a “foreign person” or a “United States intermediary” of a “foreign person” within the meaning of IRC Sections 897 and 1445, the Foreign Investments in Real Property Tax Act of 1980, the International Foreign Investment Survey Act of 1976, the Agricultural Foreign Investment Disclosure Act of 1978, or the regulations promulgated pursuant to such Acts or any amendments to such Acts.

(b)           RBH Partners and the Manager’s Representative represent and warrant to the other Members:

(i)            RBH Partners is duly formed, validly existing and in good standing under the laws of the State of its organization.

(ii)           Exhibit I accurately depicts the ownership structure of RBH Partners. RBH Partners has the requisite authority to execute, deliver and carry out the terms and provisions of this Agreement and other documents to be executed and delivered by RBH Partners pursuant to this Agreement.  This Agreement constitutes, and other documents to be executed and delivered pursuant to this Agreement, when executed and delivered pursuant hereto, will constitute, the duly authorized obligations of the party or parties, other than the other Members, executing the same.

(iii)           True and complete copies of the Organizational Documents of RBH Partners have been furnished to the TRB Members, and there are no other agreements, oral or written, relating to RBH Partners as regards the ownership and governance of RBH Partners.  The Organizational Documents of RBH Partners were duly executed and delivered, are in full force and effect, and are binding upon and enforceable in accordance with their terms.  No breach exists under the Organizational Documents of RBH Partners, and no act has occurred and no condition exists or after giving effect to this Agreement will exist, which, with the giving of notice or the passage of time, would constitute a breach under the Organizational Documents of RBH Partners.

(iv)           All consents, approvals or authorizations of or declarations, registrations or filings with any Governmental Authority or nongovernmental person or entity, including any creditor, member, partner or shareholder, as applicable, of RBH Partners, required in connection with the execution, delivery and performance of this Agreement or any of document executed in connection herewith, have been obtained.

(v)           None of the following is an OFAC Prohibited Person: (A) RBH Partners; (B) any person or entity controlling or controlled by RBH Partners; (C) to the actual knowledge of RBH Partners, any person or entity having a beneficial interest in RBH Partners, to the extent not a publicly held entity; (D) to the actual knowledge of RBH Partners, any person or entity for whom RBH Partners are acting as agent or nominee in connection with this transaction; or (E) to the actual knowledge of RBH Partners, any of the partners, members, shareholders or other equity owners, or their respective employees, officers, directors, representatives or agents of foregoing persons or entities, to the extent that such persons or entities are not publicly held entities.

(vi)           Neither RBH Partners nor, to the actual knowledge of RBH Partners, any direct or indirect member or partner in RBH Partners is or will be, and no legal or beneficial interest of any direct or indirect member or partner in RBH Partners is or will be held, directly or indirectly, by a “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign estate”, “foreign person”, “affiliate” of a “foreign person” or a “United States intermediary” of a “foreign person” within the meaning of IRC Sections 897 and 1445, the Foreign Investments in Real Property Tax Act of 1980, the International Foreign Investment Survey Act of 1976, the Agricultural Foreign Investment Disclosure Act of 1978, or the regulations promulgated pursuant to such Acts or any amendments to such Acts.

(c)           The RBH Members and the Manager’s Representative represent and warrant to the TRB Members:

(i)           Except as set forth on Exhibit J attached hereto, there are no actions, suits or proceedings pending or, to the actual knowledge of the RBH Members and the Manager’s Representative, threatened against or affecting the RBH Members or the Manager’s Representative, or the Property, the 909 Assemblage or the Washington-William Street Property before any court or any Governmental Authority, including, without limitation, suits, actions or proceedings under the Racketeer Influenced and Corrupt Organizations Act of 1970, as amended.

(ii)            The RBH Members do not have now or at any time had any employees.

(iii)           Each of the RBH Members and the Company is not and will not be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA; the assets of each of the RBH Members and the Company do not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA; each of the RBH Members and the Company is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA; and transactions by or with the RBH Members or the Company are not and will not be subject to state statutes applicable to the RBH Members or the Company regulating investments of fiduciaries with respect to governmental plans.

(iv)          There are no agreements with respect to the Properties, the 909 Assemblage or the Washington-William Street Property with any Affiliate of the RBH Members or the Manager’s Representative, except as set forth in this Agreement or in Exhibit K.

(v)           There are no equipment leases, building service agreements, software licenses, agreements for advertising, billboards or similar matters or any other agreements relating to the ownership, development or operation of, or distributions of funds or payments from, the Property, the 909 Assemblage or, to the actual knowledge of the RBH Members and the Manager’s Representative, the Washington-William Street Property, except for the agreements set forth on Exhibit L.

(vi)           Neither the RBH Members nor their Affiliates have granted to any Person any right or option to acquire all or any portion of the Property, the 909 Assemblage or, to the actual knowledge of the RBH Members and the Manager’s Representative, the Washington-William Street Property or any interest therein or any ownership interest in the Company or any interest relating thereto, or a right of first offer or right of refusal to do so, whether exercisable now or upon any subsequent resale of any of the Property, the 909 Assemblage or the Washington-William Street Property or any interest in the Company, except for the rights granted to the tenants under the Leases, as tenants only and with no right or option to acquire all or any portion of the Property, the 909 Assemblage or the Washington-William Street Property.

(vii)         There is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option, or other agreement of any kind to purchase or otherwise to receive any membership or other ownership interest in the RBH Members, and there is no outstanding security of any kind that is convertible into any such membership or other ownership interest, nor will any such right, subscription, warrant, call, unsatisfied preemptive right, option, or other agreement, or any such security, be created by virtue of this Agreement or the transactions contemplated hereunder.

(viii)        Except to the extent described in the Environmental Reports:

(A)          The Property, the 909 Assemblage and, to the actual knowledge of the RBH Members and the Manager’s Representative, the Washington-William Street Property comply with all applicable Environmental Laws.

(B)           No spill, release or discharge of any Hazardous Substance has occurred on or about the Property, the 909 Assemblage or, to the actual knowledge of the RBH Members and the Manager’s Representative, the Washington-William Street Property, and there exists no Hazardous Substance at the Property, the 909 Assemblage or, to the actual knowledge of the RBH Members and the Manager’s Representative, the Washington-William Street Property.

(C)           The Property, the 909 Assemblage and, to the actual knowledge of the RBH Members and the Manager’s Representative, the Washington-William Street Property have not been used, for the treatment, storage or disposal of any Hazardous Substance.

(ix)           Each of the RBH Members and the Manager’s Representative do not, nor, to the actual knowledge of the RBH Members and the Manager’s Representative, do any of their direct or indirect members or any of their Affiliates, have any interest, right or option with respect to any property in Newark, New Jersey, other than the Property, the 909 Assemblage and, to the actual knowledge of the RBH Members and the Manager’s Representative, the contract vendee’s interest in the Washington-William Street Property, and certain properties located at 212 Rome Street, 875-881 Broad Street and 260 Washington Street, Newark, New Jersey.  An Affiliate of the Manager’s Representative, but not any of the RBH Members, owns a contract vendee interest in the property located at 268 Washington Street, which property is not intended to become a part of the partnership contemplated by this Agreement.

(x)           Neither the Property, the 909 Assemblage nor, to the actual knowledge of the RBH Members and the Manager’s Representative, the Washington-William Street Property is subject to any management, leasing or brokerage agreement, other than as set forth in Exhibit M.

(xi)           Attached hereto as Exhibit N is, as of the date of this Agreement, a true, complete correct rent roll for the Property, the 909 Assemblage and, to the actual knowledge of the RBH Members and the Manager’s Representative, the Washington-William Street Property (the “Rent Roll”).  Except as set forth on the Rent Roll, as of the date of the Rent Roll, (i) no Leases are in effect and (ii) all Leases set forth on the Rent Roll are in full force and effect.  The Rent Roll designates all unleased space and shows the amount of each security deposit, any unamortized free rent or rental abatements and any unused construction allowances or unperformed landlord construction obligations.  Except as set forth on the Rent Roll, neither the Company nor any tenant is in default under any Lease.  The Rent Roll sets forth amount of past due rent and other amounts owed under any Lease, as of the date of the Rent Roll.

(xii)          There have been no applications made by the RBH Members, the Manager’s Representative or any of their Affiliates for the development of the Property, the 909 Assemblage or the Washington-William Street Property, including, without limitation, a zone change or variance, other than as set forth on Exhibit O attached hereto.

(xiii)         The Washington-William Street Contract is in full force and effect and neither the seller or the buyer thereunder is in default thereof.

(xiv)         Other than (i) amounts owed to BRT, (ii) amounts owed to Star Electric, LLC, in connection with that certain loan to RBH Group Partners II, L.P. in the principal sum of $900,000 in respect of 69 Market Street, Newark, New Jersey, (iii) amounts owed to Carlo & Frank Enterprises, LLC, in connection with that certain loan to RBH Group Partners VII, LP in the principal sum of $1,200,000 in respect of 65-67 Market Street, Newark, New Jersey, and (iv) trade payables set forth on that certain closing statement being delivered to the TRB Members on the date hereof, and trade payables incurred in the ordinary course of business that are not yet billed, all of which will be paid by the Persons that have owned the Property immediately prior to the conveyance thereof to the Company or the Property Owners, there is no debt, secured or unsecured, owed with respect to the Property or by the Persons that have owned the Property immediately prior to the conveyance thereof to the Company or the Property Owners.

(d)           The TRB Members represent and warrant to the RBH Members:

(i)            The TRB Members are duly formed, validly existing and in good standing under the laws of the State of its organization.

(ii)           The TRB Members have the requisite authority to execute, deliver and carry out the terms and provisions of this Agreement and other documents to be executed and delivered by the TRB Members pursuant to this Agreement.  This Agreement constitutes, and other documents to be executed and delivered pursuant to this Agreement, when executed and delivered pursuant hereto, will constitute, the duly authorized obligations of the party or parties, other than the RBH Members and Manager’s Representative, executing the same.

(iii)          True and complete copies of the Organizational Documents of the TRB Members have been furnished to the RBH Members, and there are no other agreements, oral or written, relating to the TRB Members as regards the ownership and governance of the TRB Members.  The Organizational Documents of the TRB Members were duly executed and delivered, are in full force and effect, and are binding upon and enforceable in accordance with their terms.  No breach exists under the Organizational Documents of the TRB Members, and no act has occurred and no condition exists or after giving effect to this Agreement will exist, which, with the giving of notice or the passage of time, would constitute a breach under the Organizational Documents the TRB Members.

(iv)           All consents, approvals or authorizations of or declarations, registrations or filings with any Governmental Authority or nongovernmental person or entity, including any creditor, member, partner or shareholder, as applicable, of the TRB Members, required in connection with the execution, delivery and performance of this Agreement or any of document executed in connection herewith, have been obtained.

(v)           None of the following is an OFAC Prohibited Person: (A) the TRB Members; (B) any person or entity controlling or controlled by the TRB Members; (C) to the actual knowledge of the TRB Members, any person or entity having a beneficial interest in the TRB Members, to the extent not a publicly held entity; (D) to the actual knowledge of the TRB Members, any person or entity for whom the TRB Members are acting as agent or nominee in connection with this transaction; or (E) to the actual knowledge of the TRB Members, any of the partners, members, shareholders or other equity owners, or their respective employees, officers, directors, representatives or agents of foregoing persons or entities, to the extent that such persons or entities are not publicly held entities.

(vi)           Neither the TRB Members nor, to the actual knowledge of the TRB Members, any direct or indirect member or partner in the TRB Members is or will be, and no legal or beneficial interest of any direct or indirect member or partner in the TRB Members are or will be held, directly or indirectly, by a “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign estate”, “foreign person”, “affiliate” of a “foreign person” or a “United States intermediary” of a “foreign person” within the meaning of IRC Sections 897 and 1445, the Foreign Investments in Real Property Tax Act of 1980, the International Foreign Investment Survey Act of 1976, the Agricultural Foreign Investment Disclosure Act of 1978, or the regulations promulgated pursuant to such Acts or any amendments to such Acts.

Section 13.13       Non-Disclosure. The RBH Members acknowledge and agree that BRT is a publicly traded entity and that BRT is an Affiliate of TRB.  Although the RBH Members do not acknowledge or agree that they are or may be deemed to be “affiliates” (as defined in Rule 405 of the rules and regulations promulgated under the Securities Act of 1933, as amended) of BRT on account of their membership in the Company with TRB, nevertheless, as an accommodation to BRT, the RBH Members agree that during such time as TRB or any Affiliates of TRB or BRT shall be a member of the Company or BRT shall be a lender to the Company, the RBH Members and each of their Affiliates (i) shall not purchase or sell any securities issued by BRT and (ii) not disclose non-public information relating to the Company or the Property other than as required by law and in any case not without the prior consent of TRB; provided that the RBH Members may disclose confidential information on a “need-to-know” basis to their directors, officers, employees, attorneys, advisors, investors, lenders and accountants with notification to such parties that such information shall remain confidential.  It is agreed that money damages would not be a sufficient remedy for a breach of this Section 13.13 and that TRB and BRT shall be entitled to equitable relief including, without limitation, injunctive relief and specific performance, in addition to all other remedies at law or in equity, in the event of any breach of the provisions of this Section 13.13. Further, each of the RBH Members shall indemnify TRB and BRT from and against, any liability with respect to any and all actual claims, injury, damage, loss and liability of any and every kind (including reasonable attorneys’ fees) suffered or incurred by TRB or BRT by reason of a violation by such RBH Member of the provisions of this Section 13.13.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the Members have hereunto executed this Agreement of Company as of the day and year first above written.

TRB NEWARK ASSEMBLAGE, LLC

By:
Name:
Title:

TRB NEWARK TRS, LLC

By:
Name:
Title:

RBH PARTNERS, LLC

By:
Name:
Title:

RBH CAPITAL, LLC

By:
Name:
Title:

For purposes of confirming his agreement to the provisions of Sections 5.7(b) and (c) of this Agreement.

Ron Beit

ACKNOWLEDGEMENTS

STATE OF NEW YORK	)
) ss.
COUNTY OF __________	)

On the _______ day of ____________ in the year 2009 before me, the undersigned, a Notary Public, personally appeared Mark H. Lundy, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF NEW YORK	)
) ss.
COUNTY OF __________	)

On the _______ day of ____________ in the year 2009 before me, the undersigned, a Notary Public, personally appeared _______________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF NEW YORK	)
) ss.
COUNTY OF ___________	)

On the _______ day of  ____________ in the year 2009 before me, the undersigned, a Notary Public, personally appeared _______________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF NEW YORK	)
) ss.
COUNTY OF ___________	)

On the _______ day of  ____________ in the year 2009 before me, the undersigned, a Notary Public, personally appeared __________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public